                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [_]

                           Check the appropriate box:

     [_] Preliminary Proxy Statement          [_] Confidential, for Use of the
                                                  Commission Only (as permitted
     [X] Definitive Proxy Statement               by Rule 14a-6(e)(2))

     [_] Definitive Additional Materials

     [_] Soliciting Material Pursuant to (S) 240.14a-12

                                Raytheon Company
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

       (2) Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4) Proposed maximum aggregate value of transaction:

       (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

       [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

       (2) Form, Schedule or Registration Statement No.:

       (3) Filing Party:

       (4) Date Filed:

Notes:


Reg. (S) 240.14a-101.

SEC 1913 (3-99)

--------------------------------------------------------------------------------

                                                [LOGO] Raytheon

                                                  -----------------------------

                                March 28, 2002

Dear Raytheon Stockholder:

   I am pleased to invite you to attend Raytheon's 2002 Annual Meeting of Stockholders on Wednesday, April 24, 2002. The meeting will begin promptly at 10:00 a.m. Eastern Time in Raytheon's Executive Offices located at 141 Spring Street, Lexington, Massachusetts.

   This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives information about our director candidates. A form of proxy for voting at the meeting and our 2001 annual report to stockholders are included with this booklet.

   During 2001, corporate governance continued to be an important focus for Raytheon. Again this year, our core governance guidelines and policies are summarized in the proxy statement. In addition, the report of our Audit Committee details both the manner in which the Committee performs its important oversight function and recent actions taken by the Committee to ensure that Raytheon continues to adhere to the highest standards of conduct.

   The core governance guidelines and the leadership provided by our Audit Committee reflect Raytheon's values: People, Integrity, Commitment and Excellence.

   I look forward to sharing more information with you about Raytheon at the annual meeting. Whether or not you plan to attend the annual meeting, I urge you to vote your proxy as soon as possible so that your shares may be represented at the meeting.

                                          Sincerely,

                                          /s/ Daniel P. Burnham
                                          DANIEL P. BURNHAM
                                          Chairman and Chief Executive Officer

                               RAYTHEON COMPANY

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held April 24, 2002

   The annual meeting of stockholders of Raytheon Company will be held at Raytheon's Executive Offices, 141 Spring Street, Lexington, Massachusetts, 02421 at 10:00 a.m. Eastern Time on Wednesday, April 24, 2002 for the following purposes:

1. To elect four Directors for a term of three years; and

2. To consider and act upon such other business, including stockholder proposals if presented by their proponents, as may properly come before the meeting or any adjournment thereof.

   Stockholders of record at the close of business on March 7, 2002 are entitled to notice of and an opportunity to vote at the meeting.

   Your vote is important. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.

                                          By order of the Board of Directors,


                                       /s/ John W. Kapples
                                          John W. Kapples
                                          Secretary

Lexington, Massachusetts
March 28, 2002

                               TABLE OF CONTENTS

--------------------------------------------------------------------------------

                                                                                      Page
                                                                                      ----
Proxy Statement......................................................................   1
   Proxies and Voting Procedures.....................................................   1
   Stockholders Entitled to Vote.....................................................   2
   Quorum and Required Vote..........................................................   2
   Tabulation of Votes...............................................................   3
   Multiple Copies of Annual Reports to Stockholders; Multiple Stockholders Sharing
     the Same Address................................................................   3
   Electronic Access to Proxy Materials and Annual Report............................   4
   Cost of Proxy Solicitation........................................................   4
   Stockholder Account Maintenance...................................................   5
   Section 16(a) Beneficial Ownership Reporting Compliance...........................   5
   Relationship with Independent Public Accountants..................................   5
   Certain Relationships and Related Transactions....................................   5

The Board of Directors and Board Committees..........................................   6
   Audit Committee...................................................................   6
   Management Development and Compensation Committee.................................   6
   Executive Committee...............................................................   7
   Governance Committee..............................................................   7
   Nominating Subcommittee...........................................................   7
   Public Affairs Committee..........................................................   8
   Corporate Governance Guidelines and Policies......................................   8
   Compensation of Directors.........................................................   9
   Report of the Audit Committee.....................................................  10

Election of Directors................................................................  12
   Nominees for the Class of Directors Whose Terms Expire in 2005....................  13
   Directors Whose Terms of Office Continue..........................................  14

Stock Ownership......................................................................  15
   Five Percent Stockholders.........................................................  15
   Management and Directors..........................................................  16

Executive Compensation...............................................................  18
   Summary Compensation Table........................................................  18
   Option Grants in Last Fiscal Year.................................................  20
   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values.  21

Board Compensation Committee Report on Executive Compensation........................  22

Performance Graph....................................................................  26

Pension Plans........................................................................  27

Executive Employment Agreements......................................................  29

Stockholder Proposals................................................................  31

Other Matters........................................................................  50

                               RAYTHEON COMPANY
               141 Spring Street, Lexington, Massachusetts 02421

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

   We are providing these proxy materials in connection with the solicitation by the Board of Directors of Raytheon Company of proxies to be voted at the 2002 annual meeting of stockholders of the company and at any meeting following adjournment thereof.

   You are cordially invited to attend Raytheon's annual meeting on April 24, 2002 beginning at 10:00 a.m. Eastern Time. Stockholders will be admitted beginning at 9:30 a.m. The meeting will be held at Raytheon's Executive Offices, 141 Spring Street, Lexington, Massachusetts 02421.

   We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about March 28, 2002 to holders of shares of Raytheon's common stock as of March 7, 2002, the record date for the meeting.

   You will need an admission ticket to enter the meeting. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please detach the admission ticket from the proxy card and bring it with you to the meeting. Directions to the meeting are printed on the admission ticket.

   If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to the company's transfer agent, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Raytheon stockholder.

Proxies and Voting Procedures

   Your vote is important. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the envelope provided. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for stockholders of record will close at 11:00 p.m. Eastern Time on April 23, 2002. The Internet and telephone voting procedures have been designed to authenticate stockholders by use of a control number and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

   You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save the company the expense of a second mailing.

   The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

   All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board of Directors recommends.

   If any other matters are properly presented at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the meeting.

Stockholders Entitled to Vote

   Stockholders at the close of business on the record date are entitled to notice of and to vote at the meeting. On March 7, 2002, there were 397,094,597 common shares outstanding.

   If you are a participant in Raytheon's dividend reinvestment plan, common shares held in your account are included on, and may be voted using, the proxy card sent to you. The plan's administrator is the stockholder of record of your dividend reinvestment plan shares and will not vote those shares unless you provide instructions, which you can do over the Internet, by telephone or by using the proxy card sent to you.

   If you are a participant in the Raytheon Savings and Investment Plan, the proxy card sent to you will serve as the voting instruction card to the trustee of the plan for all shares you own through the plan. If you own shares through this plan and do not provide voting instructions to the trustee, the trustee will vote those shares at the meeting in the same proportion as shares for which instructions were received under the plan.

Quorum and Required Vote--Election of Directors and Shareholder Proposals

   The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of Directors is necessary to constitute a quorum with respect to the election of directors, all shareholder proposals and any other matters to come before the meeting. Abstentions and broker ''non-votes'' are counted as present and entitled to vote for purposes of determining a quorum. A broker ''non-vote'' occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

   A plurality of the votes duly cast is required for the election of Directors (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions are not counted for purposes of the election of Directors.

   With respect to the shareholder proposals and all other matters (other than the election of Directors) on which holders of the company's common shares are entitled to vote, the affirmative vote of the holders of a majority of shares of common stock, present in person or represented by proxy and entitled to vote, is required. An abstention is counted as a vote against all matters on which holders of the company's common shares are entitled to vote at the meeting (other than the election of Directors).

   A broker "non-vote" is not counted for purposes of the election of Directors, approval of shareholder proposals and all other matters on which holders of the company's common shares are entitled to vote.

   In accordance with the company's Certificate of Incorporation, each share of common stock is entitled to one vote per share.

Tabulation of Votes

   All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as is (i) required by law, (ii) necessary in connection with a judicial or regulatory action or proceeding, (iii) necessary in connection with a contested proxy or consent solicitation, or (iv) requested by you. Any comment written on a proxy card will be provided to Raytheon's Corporate Secretary without disclosing your vote, unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Stockholders; Multiple Stockholders Sharing the Same Address

   A copy of our 2001 annual report is enclosed. If you received more than one copy of the annual report and wish to reduce the number of reports you receive to save the company the cost of producing and mailing these reports, the company will discontinue the mailing of reports on the accounts you select if you follow the instructions provided when you vote over the Internet or by telephone.

   At least one account must continue to receive annual reports and proxy statements, unless you elect to view future annual reports and proxy statements over the Internet. Mailing of dividends, dividend reinvestment statements and special notices will not be affected by your election to discontinue duplicate mailings of the annual report and proxy statement.

   Under rules adopted by the Securities and Exchange Commission, we are permitted to deliver a single copy of our proxy statement as well as our annual report to stockholders sharing the same address. This process, called householding, will allow us to reduce the number of copies of these materials that we must print and mail. In accordance with a notice previously sent to certain street name holders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. If at any time you wish to receive an additional copy of our annual report or proxy statement, you may call Raytheon Shareholder Services toll-free at 1-800-360-4519 or write to the Corporate Secretary at Raytheon Company, Executive Offices, 141 Spring Street, Lexington, Massachusetts 02421. To revoke your consent, you may call ADP Investor Communications Services toll-free at 1-800-542-1061.

   For our record holders, we have enclosed with this proxy statement and annual report an important notice regarding householding of your proxy statement and annual report for your accounts. Please read this notice carefully. If you do not wish to receive your proxy statements and annual reports in this way, you should follow the instructions set forth on the notice. Unless we receive instructions from you to the contrary, we will begin to household your reports around June 1, 2002. To discontinue or resume the mailing of an annual report or proxy statement to an account, call the Raytheon Shareholder Services toll-free number at 1-800-360-4519.

Electronic Access to Proxy Materials and Annual Report

   This proxy statement and the 2001 annual report are also available on Raytheon's Internet site at http://www.raytheon.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, saving the company the cost of producing and mailing these documents.

   If you are a stockholder of record, you may choose this option by following the instructions provided when you vote your proxy over the Internet. You can also register for this option by following the instructions provided on the following Internet site: http://www.investpower.com/rtn.

   By choosing to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you call the Raytheon Shareholder Services toll-free number and tell us otherwise. You do not have to elect Internet access each year.

   If you hold your Raytheon stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

   Stockholders who hold their Raytheon stock through a bank, broker or other holder of record and who elect electronic access will receive information next year containing the Internet address for use in accessing Raytheon's proxy statement and annual report.

Cost of Proxy Solicitation

   The cost of soliciting proxies will be borne by the company. Proxies may be solicited on behalf of the company by Directors, officers or employees of the company in person or by telephone, facsimile or other electronic means. We have retained Morrow & Co. to assist in the distribution and solicitation of proxies. We have agreed to pay Morrow & Co. a fee of $15,000 plus expenses for these services.

   In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Raytheon stock.

Stockholder Account Maintenance

   Our transfer agent is American Stock Transfer & Trust Company. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Raytheon stock and similar issues, can be handled by calling the Raytheon Shareholder Services toll-free number at 1-800-360-4519. For other company information, you can visit Raytheon's Internet site at http://www.raytheon.com.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers and persons who own more than 10 percent of a registered class of the company's equity securities, to file reports of holdings and transactions in Raytheon stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that all Securities and Exchange Commission filing requirements applicable to our Directors and executive officers with respect to the fiscal year ending December 31, 2001 were met with the exception of a transaction on behalf of William H. Swanson which was reported to the company. A report was later filed to correct this oversight.

Relationship with Independent Public Accountants

   Upon recommendation of the Audit Committee, the Board of Directors has reappointed PricewaterhouseCoopers LLP as the independent public accounting firm to audit the company's financial statements for the fiscal year beginning January 1, 2002.

   Representatives of PricewaterhouseCoopers are expected to be present at the meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Certain Relationships and Related Transactions

   During 2001, the company retained the law firm of Paul, Weiss, Rifkind, Wharton & Garrison for various legal services. Warren B. Rudman, a Director of the company, is a member of this firm. In August 2001, the company provided to Gregory Shelton, Vice President of Engineering and Technology, an interest-free loan in the original principal amount of $350,000 to assist him in his relocation, at the request of the company, from Tucson, Arizona to Massachusetts. This loan is secured by a second mortgage on Mr. Shelton's home. As of December 31, 2001, the outstanding amount of the loan was $350,000.

                  THE BOARD OF DIRECTORS AND BOARD COMMITTEES

   Raytheon's business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of the company's business through discussions with the Chairman and officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

   During 2001, the Board held ten meetings, and the committees held a total of 28 meetings. During 2001, Michael C. Ruettgers attended 71% of the combined Board meetings and meetings of the committees on which he served. No other Director attended less than 86% of the combined Board meetings and meetings of the committees on which he or she served, and the average attendance at the Board and committee meetings was 93%.

   The Board of Directors currently has five committees: the Audit Committee, the Management Development and Compensation Committee, the Executive Committee, the Governance Committee and the Public Affairs Committee; and two subcommittees: the Options Subcommittee of the Management Development and Compensation Committee and the Nominating Subcommittee of the Governance Committee.

Audit Committee

   Thomas E. Everhart, L. Dennis Kozlowski, Chairman, Frederic M. Poses, Michael C. Ruettgers and William R. Spivey are the current members of the Audit Committee. The Audit Committee monitors the integrity of the company's financial statements and the compliance by the company with related legal and regulatory requirements. In performing its duties, the Committee meets with management to consider the adequacy of the company's internal controls and the objectivity of financial reporting. The Audit Committee also meets with the independent auditors and with appropriate financial personnel and internal auditors of the company regarding these matters. The Audit Committee recommends to the Board the appointment of the independent auditors. The Audit Committee met five times in 2001.

Management Development and Compensation Committee

   Barbara M. Barrett, Ferdinand Colloredo-Mansfeld, John R. Galvin, Warren B. Rudman, Chairman, Michael C. Ruettgers and Alfred M. Zeien are the current members of the Management Development and Compensation Committee. The functions of the Management Development and Compensation Committee include administering management incentive compensation plans and making recommendations to the Board with respect to the compensation of Directors and officers of the company. The Management Development and Compensation Committee met seven times in 2001.

   For the time being, the Board has determined that Senator Rudman should remain on the Management Development and Compensation Committee. Senator Rudman is currently serving his last term as a Director (directors may not stand for re-election once they reach age 70) and has for a number of years been deeply involved in structuring and implementing the company's compensation plans. The Board determined that it was not in the best interests of the company or our stockholders to remove Senator Rudman from the committee at this time even though he does not, due to his association with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison, completely satisfy the independent director criteria included in the Corporate Governance Guidelines adopted by the Board. The Governance Guidelines are summarized beginning on page 8 of this proxy statement. Upon Senator Rudman's retirement, the committee will consist solely of independent directors in accordance with the Governance Guidelines.

   The Board of Directors has also established the Options Subcommittee of the Management Development and Compensation Committee. The Options Subcommittee administers and makes awards under the company's stock option plans. Barbara M. Barrett, Ferdinand Colloredo-Mansfeld, John R. Galvin, Chairman, Michael C. Ruettgers and Alfred M. Zeien are the current members of the Options Subcommittee. The Options Subcommittee met eight times during 2001.

Executive Committee

   Daniel P. Burnham, Chairman, L. Dennis Kozlowski, Warren B. Rudman and Alfred M. Zeien are the current members of the Executive Committee. The Executive Committee is empowered to act for the full Board during intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee met six times during 2001.

Governance Committee

   Barbara M. Barrett, John M. Deutch, Thomas E. Everhart, Henrique de Campos Meirelles, Warren B. Rudman and Alfred M. Zeien, Chairman, are the current members of the Governance Committee. The Governance Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance. The Committee reviews and assesses the effectiveness of the Board's Guidelines on Corporate Governance and recommends proposed revisions to the Board. The Committee also reviews proposals by stockholders in connection with the annual meeting of stockholders and makes recommendations to the Board for action on such proposals. The Governance Committee met twice during 2001.

Nominating Subcommittee

   Barbara M. Barrett, Thomas E. Everhart and Alfred M. Zeien, Chairman, are the current members of the Nominating Subcommittee. The Subcommittee makes recommendations to the Board regarding the size and composition of the Board. The Committee also establishes procedures for the nomination process and recommends candidates for election to the Board. The Nominating Subcommittee will consider nominees proposed by stockholders. The Nominating Subcommittee met in February and March 2002 to nominate the slate of directors standing for election at the 2002 annual meeting and to recommend to the Board the members of the newly-created Public Affairs Committee.

   Under Raytheon's By-Laws, nominations for Director may be made only by the Board or a Board committee, or by a stockholder entitled to vote who delivered notice to the Corporate Secretary during the period between the close of business on the 90th calendar day and the close of business on the 120th calendar day prior to the first anniversary of the preceding year's annual meeting. For the company's annual meeting in

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

the year 2003, the company must receive this notice after the close of business on December 25, 2002 and before the close of business on January 24, 2003. You can obtain a copy of Raytheon's by-laws by writing to the Corporate Secretary, Raytheon Company, Executive Offices, 141 Spring Street, Lexington, MA 02421.

Public Affairs Committee

   The Public Affairs Committee, established in January 2002, will review, identify and, when appropriate, bring to the attention of the Board political, social and legal trends and issues that may in its opinion have an impact on the business, operations, financial performance or public image of the Company. The Committee will also review, monitor and make recommendations to the Board on corporate policies and practices that relate to public policy. The Nominating Subcommittee has recommended that the Board select Barbara M. Barrett, Chairman, John M. Deutch, Frederic M. Poses and William R. Spivey to serve as the initial members of the Public Affairs Committee. The Board will consider this slate of committee members at its next scheduled meeting.

Corporate Governance Guidelines and Policies

   The Board of Directors has adopted Guidelines on Corporate Governance. The guidelines are published on Raytheon's Internet site at http://www.raytheon.com, under Investor Information. Among other matters, the guidelines include the following:

    1. A substantial majority of the Board of Directors should be independent directors. An independent director is someone who:

      . has not been employed by the company as an executive officer within the past five years;

      . is not a paid advisor or consultant to the company and derives no financial benefit from any entity as a result of advice or consulting services provided to the company by such entity;

      . is not an executive officer, director or significant stockholder of a significant customer or supplier of the company;

      .   has no personal services contract with the company;

      . is not an executive officer or director of a tax-exempt entity receiving more than 5% of its annual contributions from the company; and

      . is not the spouse, parent, child or sibling of an executive officer of the company.

    2. The Audit Committee, the Management Development and Compensation Committee, the Nominating Subcommittee and the Options Subcommittee consist entirely of independent directors.

    3. A Director may not stand for election after attaining age 70.

    4. The Nominating Subcommittee determines the appropriate skills and characteristics required of Board members and considers diversity, age, skills, experience and other relevant factors in performing its assessment.

    5. A Director should offer his or her resignation upon any change in position, including retirement, from the position he or she held when elected to the Board. When the Chief Executive Officer resigns or retires, he or she is expected to resign from the Board at that time.

    6. The Governance Committee provides an annual assessment of the Board's performance and of its contribution as a whole.

    7. The Board annually reviews the company's long-term strategic and business plans.

    8. The independent directors meet annually to review the performance of the Chief Executive Officer.

    9. The Chief Executive Officer provides an annual report on succession planning and management development to the Management Development and Compensation Committee.

   10. Board members have complete access to Raytheon management, and the Board encourages the Chief Executive Officer to bring members of management to Board meetings from time to time to provide management insight into matters being discussed by the Board which involve the manager.

   In addition to the Corporate Governance Guidelines and Policies set forth above, the company has adopted certain guidelines that reduce the cap on direct investment of the company's pension plan assets in Raytheon stock to a maximum of 2% of total pension plan assets. Additionally, outside advisors actively managing the company's pension plan assets are prohibited from directly investing in Raytheon stock other than through index funds.

Compensation of Directors

   Each non-employee Director receives an annual retainer of $40,000. The Chairman of each Board committee receives an additional annual retainer of $5,000. Non-employee Directors also receive a fee of $1,000 for attendance at each meeting of the Board and each committee meeting, other than telephonic meetings and committee meetings of less than two hours' duration held on the day of full Board meetings, for which the fee is $500. Pursuant to the company's Deferral Plan for Directors, Directors may defer receipt of their annual retainer and/or meeting fees until retirement from the Board.

   Non-employee Directors also receive an annual grant of Raytheon shares equal in value to the annual retainer. Grants are made under the Nonemployee Directors Restricted Stock Plan. All grants of restricted shares are held in the custody of the company until restrictions lapse, generally on the date of the annual meeting three years after the award. The Directors receive dividends on these shares and are entitled to vote these shares.

   In 1996, the company terminated its Directors' Pension Plan. Prior to termination, Directors of the company who were not eligible for benefits under any company-sponsored pension plan were entitled to receive a monthly cash benefit for up to fifteen years after their retirement from the Board. The Board voted to terminate this plan and to convert the then-present value of each Director's cash benefit into shares of common stock. These shares, and all accrued dividends, are held in trust for the benefit of the individual Director with delivery deferred until retirement from the Board.

   The company also maintains a general insurance policy which provides nonemployee Directors with travel accident insurance when on company business.

   The following report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement, except to the extent the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee focuses on three areas:

   . the adequacy of the company's internal controls and financial reporting process and the reliability of the company's financial statements.

   . the independence and performance of the company's internal auditors and independent auditors.

   .   the company's compliance with regulatory requirements.

   We meet with management periodically to consider the adequacy of the company's internal controls and the objectivity of its financial reporting. We discuss these matters with the company's independent auditors and with appropriate company financial personnel and internal auditors.

   As needed, we meet privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the committee. We also recommend to the Board the appointment of the independent auditors and review periodically their performance and independence from management.

   The Directors who serve on the committee are all "Independent" for purposes of the New York Stock Exchange listing standards.

   The Board has adopted a written charter setting out the functions the committee is to perform. You can find a copy of that charter on Raytheon's Internet site at http://www.raytheon.com under the heading "Investor Information."

   Management has primary responsibility for the company's financial statements and the overall reporting process, including the company's system of internal controls.

   The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

   This year, we reviewed the company's audited financial statements and met with both management and PricewaterhouseCoopers, the company's independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

   We have received from and discussed with PricewaterhouseCoopers the written disclosure as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the company. We also discussed with PricewaterhouseCoopers any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). We also discussed with management the significant accounting policies utilized by the company, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

   Based on these reviews and discussions, we recommended to the Board that the company's audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

   Management has advised us that for the year ended December 31, 2001, the company paid fees to PricewaterhouseCoopers for services in the following categories:

         Audit Fees....................................... $ 4 million
         Financial Information Systems Design and
           Implementation Fees/1/......................... $58 million
         All Other Fees/2/................................ $22 million

--------
(1) In 1999, the company conducted a competitive selection process among various large Enterprise Resource Planning (ERP) implementation service providers to select a firm to assist the company in its implementation of SAP. The company is replacing its legacy systems and implementing SAP to establish common systems and standardized internal processes. PwC Consulting was selected to provide these services over a four-year period. An important factor in the selection of PwC Consulting was their demonstrated expertise in this area, as evidenced by the fact that PwC Consulting has worked with SAP and SAP software for more than 15 years, working on numerous global implementations of SAP's software during that time. In February 2002, PricewaterhouseCoopers announced its intention to file a registration statement for an initial public offering to separate PwC Consulting.

(2) All Other Fees includes $3 million of fees for miscellaneous services and fees for the following routine audit and tax services:

          Foreign statutory audits and carve-out audits in
            support of acquisitions and divestitures....... $7 million
          Tax advice, expatriate tax returns and tax return
            assistance in foreign jurisdictions............ $6 million
          Litigation support............................... $4 million
          Acquisition and divestiture support.............. $2 million

   We have considered and determined that the provision of the non-audit services noted in the foregoing table is compatible with maintaining PricewaterhouseCoopers' independence in the conduct of its audit function.

   At a meeting in mid March 2002, we established guidelines on auditor independence including the following: the company will not retain its independent auditor for consulting services (existing engagements are not affected); we will evaluate with the full Board whether it is appropriate to adopt a policy of rotating the independent auditor on a regular basis; the company will not hire partners or managers at its independent auditor who have worked on the company's audit at any time during the three years prior to their date of hire; we will review on an annual basis the compensation policies of the independent auditor to ensure that those policies conform to the company's guidelines on auditor independence; and the company will not retain any outside firm performing internal audit functions for any engagement for which the fee to be paid exceeds $250,000 without our approval.

   We have also recommended to the full Board of Directors that the committee's charter be amended. Among other things, we recommended that the charter encompass the auditor independence guidelines noted above and a provision that we regularly review the experience and qualifications of the senior members of the external auditor and the company's senior finance executives. In accordance with company policy, the full Board will review these recommendations at its next meeting. If the committee charter is revised, the amended charter will be posted on the company's Internet site promptly.

                        Members of the Audit Committee

 Thomas E. Everhart, L. Dennis Kozlowski, Chairman, Frederic M. Poses, Michael
                        C. Ruettgers, William R. Spivey

                             ELECTION OF DIRECTORS

   The Board of Directors is divided into three classes whose terms expire at successive annual meetings. This year, John R. Galvin and Alfred M. Zeien will retire from the Board after the annual meeting. Mr. Galvin and Mr. Zeien have served on the Board of Directors since 1996 and 1992, respectively, and we are grateful to them for their counsel and business advice.

   We have nominated Barbara M. Barrett and Daniel P. Burnham, the remaining Directors in the class of Directors whose terms expire at the annual meeting, for three-year terms that will expire at the annual meeting in the year 2005. In order to comply with our Certificate of Incorporation, By-laws and Delaware law requiring our Board classes to be as nearly equal in number as possible, we have also nominated Frederic M. Poses, currently in the class of directors whose terms expire at the annual meeting in 2004, for a three-year term that will expire at the annual meeting in 2005. In addition, due to vacancies on the Board created by the retirement of John R. Galvin and Alfred M. Zeien, we have nominated John H. Tilelli, Jr. to serve as a member of our Board for a three-year term that will expire at the annual meeting in 2005. After the 2001 annual meeting, all three classes of Directors will have four members.

   We have included below the principal occupation and other information about the nominees and the Directors whose terms of office will continue after the annual meeting.

   The persons named in the proxy card intend to vote for the election of each of the nominees unless you indicate that your vote should be withheld. If elected, the nominees will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement.

We expect each of the nominees to be able to serve if elected. If, on account of death or unforeseen contingencies, any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

        Nominees for the Class of Directors Whose Terms Expire in 2005

                              BARBARA M. BARRETT

   Director of the company since 1999. President of Triple Creek Guest Ranch since 1993. Ms. Barrett has practiced corporate and international law since 1979. In 1999, Ms. Barrett served as a Fellow at the Institute of Politics at Harvard University where she now serves as a member of the Senior Advisory Board. In 1997 and 1998, Ms. Barrett served as President and Chief Executive Officer of the American Management Association. Ms. Barrett served as Deputy Administrator of the Federal Aviation Administration (1988-1989) and Vice Chairman of the Civil Aeronautics Board (1982-1985). Chairman, Board of
Trustees: Thunderbird, The American Graduate School of International Management. Director: Exponent, Inc.; Valley Bank of Arizona. Age 51.

                               DANIEL P. BURNHAM

   Director of the company since 1998. Chairman and Chief Executive Officer of the company since July 31, 1999. Prior thereto, Mr. Burnham served as President and Chief Executive Officer of the company from December 1, 1998 to July 31, 1999 and as President and Chief Operating Officer from July 1, 1998 to December 1, 1998. Prior to joining the company, Mr. Burnham was Vice Chairman of AlliedSignal, Inc. from October 1997 and President of AlliedSignal Aerospace and an Executive Vice President of AlliedSignal, Inc. from 1992 until becoming Vice Chairman in 1997. Director: FleetBoston Financial Corporation. Age 55.

                               FREDERIC M. POSES

   Director of the company since 2000. Chairman and Chief Executive Officer of American Standard Companies, Inc. since January 2000. Prior thereto, beginning in 1998, Mr. Poses was President and Chief Operating Officer of AlliedSignal, Inc., where he had spent his entire 30-year career, starting as a financial analyst and serving in various capacities including President of the Engineered Materials business beginning in April 1988. Director: American Standard Companies, Inc.; Centex Corporation. Age 59.

                             JOHN H. TILELLI, JR.

   Nominee for director. President and Chief Operating Officer of Cypress International Inc. since January 2002. General Tilelli retired from the U.S. Army in January 2000 after a 37-year career which included positions as Commander-in-Chief of the United Nations Command, Republic of Korea/United States Combined Forces/United States Forces Korea, Vice Chief of Staff of the Army and Commander of United States Army Forces Command. Directly after his retirement from the Army, he served as President and Chief Executive Officer of the USO Worldwide Operations. Age: 60.

                   Directors Whose Terms of Office Continue

                         FERDINAND COLLOREDO-MANSFELD

   Director of the company or a predecessor company since 1987. Term expires 2003. Retired Chairman and Chief Executive Officer of Cabot Industrial Trust. Mr. Colloredo-Mansfeld served as Chairman and Chief Executive Officer of Cabot Industrial Trust from January 1998 to December 2001. Prior thereto, Mr. Colloredo-Mansfeld served as Chairman and Chief Executive Officer of Cabot Partners L.P. (predecessor of Cabot Industrial Trust) from October 1990 to January 1998 and as Chairman and Chief Executive Officer of Cabot, Cabot and Forbes Co. from 1986 to 1990. Director: Cabot Properties, Inc. Trustee:
Massachusetts General Hospital. Age 62.

                              THOMAS E. EVERHART

   Director of the company since 1997. Term expires 2003. President Emeritus, California Institute of Technology since 1997. Prior thereto, Mr. Everhart served as President and Professor of Electrical Engineering and Applied Physics, California Institute of Technology since 1987. Director: Agilent Technologies; General Motors Corporation; Hughes Electronics Corporation; Saint-Gobain Corporation; Reveo, Inc. Trustee: California Institute of Technology. Overseer: Harvard University. Affiliations: Electric Power Research Institute; Corporation for National Research Initiatives. Age 70.

                              L. DENNIS KOZLOWSKI

   Director of the company or a predecessor company since 1995. Term expires 2003. Chairman of the Board and Chief Executive Officer of Tyco International Ltd. since 1992. Prior thereto, Mr. Kozlowski served as President of Tyco from 1989. Director: Tyco International Ltd. Age 55.

                               WARREN B. RUDMAN

   Director of the company or a predecessor company since 1993. Term expires 2003. Partner in the law firm of Paul, Weiss, Rifkind, Wharton & Garrison since January 1992. Prior thereto, Mr. Rudman served as a United States Senator from 1980 through January 1992. Director: Allied Waste Industries, Inc.; Boston Scientific Corporation; The Chubb Corporation; Collins & Aikman Corporation; several mutual funds managed by Dreyfus Corporation. Age 71.

                                JOHN M. DEUTCH

   Director of the company since 1998. Term expires 2004. Institute Professor at the Massachusetts Institute of Technology since 1990. Mr. Deutch previously served as Director of the United States Central Intelligence Agency (1995-1996); Deputy Secretary of Defense (1994-1995); Undersecretary of Defense, Acquisition and

Technology, (1993-1994); and Provost (1985-1990) and Chairman of the Department of Chemistry (1982-1985) of the Massachusetts Institute of Technology. Mr. Deutch has also served as Director of Energy Research and Undersecretary of the U.S. Department of Energy. Director: ARIAD Pharmaceuticals, Inc.; Citigroup Inc.; CMS Energy Corporation; Cummins Engine Company, Inc.; Schlumberger Ltd.
Affiliations: French American Foundation; Council on Foreign Relations; Resources for the Future; Urban Institute. Age 63.

                         HENRIQUE DE CAMPOS MEIRELLES

   Director of the company since 1998. Term expires 2004. President of Global Banking, FleetBoston Financial Corporation since October 2001. Prior thereto, Mr. Meirelles served as President, Corporate and Global Banking, FleetBoston Financial Corporation from 2000; President, Global Banking and Financial Services, FleetBoston Financial Corporation, from 1999; President and Chief Operating Officer of BankBoston Corporation and BankBoston N.A. from 1996; Regional Manager of Brazil for both BankBoston Corporation and BankBoston N.A. from 1994; and General Manager of Brazil for the Bank from 1984 to 1994.
Director: FleetBoston Financial Corporation; Accion International; Public Broadcasting System of Sao Paolo, Brazil. Age 56.

                             MICHAEL C. RUETTGERS

   Director of the company since 2000. Term expires in 2004. Executive Chairman of EMC Corporation since January 2001. Prior thereto, Mr. Reuttgers served as Chief Executive Officer of EMC since January 1992 and President of EMC from October 1989 to January 2000. He also served as Executive Vice President, Operations of EMC from July 1988 to October 1989 and Chief Operating Officer from October 1989 to January 1992. Director: EMC Corporation; PerkinElmer, Inc. Age 59.

                               WILLIAM R. SPIVEY

   Director of the company since 1999. Term expires 2004. Retired President and Chief Executive Officer of Luminent, Inc. Mr. Spivey served as President and Chief Executive Officer of Luminent, Inc. from July 2000 to September 2001. Prior thereto, Mr. Spivey served as Group President, Network Products Group, Lucent Technologies Inc. from October 1997; Vice President, Systems & Components Group, AT&T Corporation from 1994; and Group Vice President and President, Tektronix Development Company, Tektronix, Inc. from 1991. Director:
Cascade Microtech, Inc.; Lyondell Chemical Co.; Novellus Systems, Inc. Age 55.

                                STOCK OWNERSHIP

Five Percent Stockholders

   The following table lists those persons or groups known to the company to be the beneficial owner of more than 5% of the company's common stock as of December 31, 2001:

                                                        Common   Percent of
    Name and Address of Beneficial Owner                Stock      Class
    ------------------------------------              ---------- ----------
    Capital Research and Management Company
      333 South Hope Street Los Angeles, CA 90071.... 32,553,370    8.2%

Management and Directors

   The following table contains information regarding the beneficial ownership of shares of Raytheon's common stock as of January 1, 2002 for: (a) each Director and nominee for Director, (b) the four most highly compensated officers who are not also Directors and (c) the Directors, nominees and all executive officers as a group.

                                                      Number of
                                                     Shares and
                                                      Nature of
                                                     Beneficial
      Name                                          Ownership/(1)/
      ----                                          -------------
      (a)
      Daniel P. Burnham............................   1,144,683/(2)(13)/
      Barbara M. Barrett...........................       6,400/(4)/
      Ferdinand Colloredo-Mansfeld.................      16,714/(3)(4)/
      John M. Deutch...............................       7,130/(4)/
      Thomas E. Everhart...........................       5,655/(4)/
      John R. Galvin...............................      10,219/(3)(4)(5)/
      L. Dennis Kozlowski..........................      14,804/(3)(4)/
      Henrique de Campos Meirelles.................       4,506/(4)/
      Frederic M. Poses............................       8,825/(4)/
      Warren B. Rudman.............................      10,404/(3)(4)(6)/
      Michael C. Ruettgers.........................      13,400/(4)/
      William R. Spivey............................      13,400/(4)/
      John H. Tilelli, Jr..........................          --
      Alfred M. Zeien..............................      11,804/(3)(4)/

      (b)
      Franklyn A. Caine............................     563,579/(7)(13)/
      Francis S. Marchilena........................     143,801/(8)(13)/
      James E. Schuster............................     139,372/(9)/
      William H. Swanson...........................     676,952/(10)(13)/

      (c)

                                                    Number of
                                                   Shares and
                                                    Nature of
                                                   Beneficial
    Name                                          Ownership/(1)/
    ----                                          -------------
    All Directors, nominees for Director and
      executive officers as a
      group (24 persons).........................   3,157,906/(11)(12)(13)/

--------
 (1) No individual Director or nominee for Director or named executive officer beneficially owns 1% or more of the outstanding shares of common stock. The Directors and executive officers as a group own approximately 0.8% of the outstanding shares of common stock.
 (2) Includes 969,333 shares which Mr. Burnham has the right to acquire upon the exercise of stock options and 8,741 shares held in the Raytheon Savings and Investment Plan and in the Raytheon Excess Savings Plan.

 (3) Includes 5,514 shares held in trust for the benefit of the individual Director. Each Director has the power to vote the shares held for his or her account. The shares were issued pursuant to the company's Deferral
     Plan for Directors.
 (4) Includes restricted stock issued under the company's Nonemployee Directors Restricted Stock Plan: Messrs. Colloredo-Mansfeld, Deutch, Everhart, Galvin, Kozlowski, Meirelles, Rudman and Zeien--3,970 shares each; Ms. Barrett and Mr. Spivey--3,400 shares each; and Messrs. Poses and Ruettgers--1,400 shares each.
 (5) Excludes shares held by various mutual funds of the Seligman Group of Investment Companies. As a Director or Trustee, Gen. Galvin shares voting and investment power in these shares with other Seligman Directors and Trustees. Gen. Galvin disclaims beneficial ownership of all such shares.
 (6) Excludes shares held by any of the mutual funds of Dreyfus Corporation. As a Director of several funds managed by Dreyfus Corporation, Sen. Rudman shares voting and investment power in the shares held by such funds with the other Directors of those funds and with the Directors of the Dreyfus Corporation. Sen. Rudman disclaims beneficial ownership of all such shares.
 (7) Includes 540,000 shares which Mr. Caine has the right to acquire upon the exercise of stock options and 1,579 shares held in the Raytheon Savings and Investment Plan and in the Raytheon Excess Savings Plan.
 (8) Includes 130,336 shares which Mr. Marchilena has the right to acquire upon the exercise of stock options and 3,345 shares held in the Raytheon
     Savings and Investment Plan and in the Raytheon Excess Savings Plan.
 (9) Includes 61,999 shares which Mr. Schuster has the right to acquire upon the exercise of stock options; 75,000 restricted shares over which he has voting power but no investment power; and 1,373 shares held in the Raytheon Savings and Investment Plan and in the Raytheon Excess Savings Plan.
(10) Includes 597,533 shares which Mr. Swanson has the right to acquire upon the exercise of stock options and 5,719 shares held in the Raytheon
     Savings and Investment Plan and in the Raytheon Excess Savings Plan.
(11) Share ownership includes, in the case of certain officers, a minor number of shares held by trusts or family members as to which beneficial ownership is disclaimed.
(12) Includes 2,595,044 shares which individual members of the group have the right to acquire upon the exercise of stock options; 152,510 restricted shares over which individual members of the group have voting power but no investment power; 27,570 shares held in trust and over which the individual has voting power; and 32,640 shares held in the Raytheon
     Savings and Investment Plan and in the Raytheon Excess Savings Plan.
(13) Includes vested deferred compensation equivalent to the following number of shares of Raytheon common stock which each of the named executive officers has the right to acquire within 60 days of the date hereof upon termination of service with the company: Mr. Burnham--146,609 shares; Mr. Caine-- 22,000 shares; Mr. Marchilena--8,500 shares; and Mr. Swanson--28,250 shares. Excludes unvested deferred compensation equivalent to the following number of shares of common stock: Mr. Burnham--478,104 shares; Mr. Swanson--128,250 shares; Mr. Caine--172,000 shares; and Mr. Marchilena--83,500 shares. Pursuant to elections made in January 2001, restricted stock awards made to each of Messrs. Burnham, Swanson, Caine and Marchilena were converted to deferred compensation arrangements and shares of Raytheon common stock were transferred to an irrevocable trust administered by an independent trustee.

                            EXECUTIVE COMPENSATION

   Set forth below is information concerning the annual and long-term compensation for the company's chief executive officer and the four other most highly compensated executive officers for the fiscal years ending December 31, 2001, 2000 and 1999.

                          Summary Compensation Table

                                                                                  Long-Term
                                           Annual Compensation               Compensation Awards
                                  -------------------------------------   --------------------------
                                                               Other
                                                               Annual      Restricted
                                                             Compensa-     Stock/Unit                        All Other
Name and Principal Position  Year Salary($)        Bonus($)  tion/(2)/($) Awards/(3)/($) Options/(4)/(#) Compensation/(5)/($)
---------------------------  ---- ----------      ---------- ----------   ------------   -------------   ------------------
Daniel P. Burnham........... 2001 $1,021,023      $1,500,000  $51,832               0       412,500           $131,443
  Chairman and Chief         2000    973,500       1,750,000   76,606      $5,281,250       629,000             78,862
  Executive Officer          1999    901,004         900,000   82,488               0       300,000             72,360

William H. Swanson.......... 2001    608,903         925,000        0         308,160       143,000            134,780
 Executive Vice President    2000    576,500         875,000        0       2,112,500       273,800            171,270
 and President--Electronic   1999    543,286         350,000        0         778,641       125,000            226,056
 Systems

Franklyn A. Caine........... 2001    519,615         525,000        0               0       106,500             47,289
 Senior Vice President and   2000    495,000         575,000        0       3,168,750       335,000              2,415
 Chief Financial Officer     1999    321,235/(1)/    400,000        0         606,375       250,000                990

Francis S. Marchilena....... 2001    447,259         525,000        0         218,280        99,000             39,824
 Executive Vice President    2000    370,000         450,000        0       1,584,375        88,000             26,175
 and President--Command,     1999    321,920         185,000        0         234,281        30,000             56,933
 Control, Communication and
 Information Systems

James E. Schuster........... 2001    357,692/(6)/    300,000        0               0        73,500             81,882
 Executive Vice President
 and Chairman and CEO
 Raytheon Aircraft Company

--------
(1) Reflects salary from April 1999, Mr. Caine's date of hire, through December 31, 1999.

(2) For 2001, the amount shown for Mr. Burnham includes imputed income of $32,611 for personal use of company aircraft and $19,221 for personal use of company-leased automobiles. For 2000, the amount shown for Mr. Burnham includes imputed income of $32,554 for personal use of company aircraft and $29,052 for personal use of a company-leased automobile. For 1999, the amount shown for Mr. Burnham includes imputed income of $25,333 for personal use of company aircraft and $22,155 for personal use of a company-leased automobile. Mr. Burnham is and has been responsible for paying taxes on these amounts.

(3) The amount shown is the value of the restricted stock or unit award on the date of grant. The executive is not generally entitled to the cash amount shown in the year the restricted stock or unit award is made. The award vests over time and is subject to the executive remaining employed by the company. Dividends are paid on the restricted stock shown and dividend equivalents are paid on the restricted units.

    On January 23, 2002, Mr. Swanson and Mr. Marchilena were awarded restricted stock grants consisting of 9,600 shares and 6,800 shares, respectively. The awards were made under a performance-based incentive program for services rendered during 2001. Mr. Swanson's award vested 100% on February 23, 2002 and Mr. Marchilena's award vests 100% on January 23, 2003. The value shown is based on $32.10, the closing price of the company's common stock on the grant date.

    During 2000, the named executives were awarded the following restricted stock grants: Mr. Burnham--250,000 shares; Mr. Swanson--100,000 shares; Mr. Caine--150,000 shares; Mr. Marchilena--75,000 shares; and Mr. Schuster--75,000. The awards were scheduled to vest on the following schedule: one-third on the second anniversary of the award date; one-third on the fourth anniversary of the award date; and the final one-third on the sixth anniversary of the award date.

    Restricted stock grants awarded during 1999 to Mr. Swanson (28,250 shares), Mr. Caine (22,000 shares) and Mr. Marchilena (8,500 shares) were scheduled to vest in their entirety on the second anniversary of the award date. The number and value, based on the closing price of the company's common stock on December 31, 2001, of the aggregate restricted holdings (all of which were converted to deferred compensation arrangements as explained below) of Messrs. Burnham, Swanson, Caine, Marchilena and Schuster are as follows:
    Mr. Burnham--478,104 shares, $15,524,037; Mr. Swanson--100,000 shares,
    $3,247,000; Mr. Caine--150,000 shares, $4,870,500; Mr. Marchilena--75,000 shares, $2,435,250, and Mr. Schuster--75,000 shares, $2, 435,250.

    Pursuant to elections made in January 2001, the restricted stock awards made to Mr. Burnham in 2000 and to Messrs. Swanson, Caine and Marchilena in 1999 and 2000 were converted to deferred compensation arrangements and shares of Raytheon common stock were transferred to an irrevocable trust administered by an independent trustee. Mr. Burnham deferred 478,104 shares, Mr. Swanson deferred 128,250 shares, Mr. Caine deferred 172,000 shares and Mr. Marchilena deferred 83,500 shares.

(4) For 2001, the total number of stock options reported for each named executive includes the following Long-Term Achievement Plan (LTAP) performance-based options: Mr. Burnham--112,500; Mr. Swanson--43,000;
    Mr. Caine--36,500; Mr. Marchilena--29,000; and Mr. Schuster--23,500. Please refer to the table immediately below entitled Option Grants in Last Fiscal Year for a description of the performance features of the LTAP options.

(5) For 2001, the amounts include: (a) the value of life insurance premiums paid by the company (Mr. Burnham--$3,302; Mr. Swanson--$2,474; Mr. Caine--$1,804; Mr. Marchelina--$2,234; and Mr. Schuster--$1,017 plus $550--premium for excess executive liability insurance); (b) company contributions of $850 for each executive under the company's Stock Ownership Plan; (c) company contributions under the company's Savings and Investment Plan $7,650 for each executive; (d) company contributions under the company's Excess Savings Plan (Mr. Burnham--$104,641; Mr. Swanson--$52,556; Mr. Caine--$36,985; Mr. Marchilena--$29,090; and
    Mr. Schuster--$0); and (e) $15,000 payable under Mr. Burnham's employment agreement to cover ancillary expenses. In 1999, the company provided Mr. Swanson an interest-free loan in the original principal amount of $1,000,000 to assist him in his relocation from Washington, D.C. to California in connection with the reorganization of the company's defense businesses. The loan is secured by a mortgage on Mr. Swanson's home. As of December 31, 2001, the outstanding amount of the loan was $950,000. The amount reported for Mr. Swanson includes $71,250, representing the difference between the market rate for such loans and the actual interest rate. The total amount for Mr. Schuster includes relocation expenses of $64,806 and $7,009 in related tax reimbursement payments.

(6) Mr. Schuster was elected a Raytheon Company Executive Vice President and Chairman and Chief Executive Officer of Raytheon Aircraft Company effective May 26, 2001.

                       Option Grants In Last Fiscal Year

                                                                                Grant Date
                                      Individual Grants/(1)/                      Value
                      ------------------------------------------------------   ------------
                          No. of        % of Total
                        Securities       Options
                        Underlying      Granted to    Exercise or               Grant Date
                         Options        Employees     Base Price    Expiration   Present
Name                  Granted(#)/(2)/ in Fiscal Year ($/Share)/(3)/    Date    Value($)/(4)/
----                  --------------  -------------- -------------  ---------- ------------
Daniel P. Burnham....      3,368           0.04%        $29.685     5/22/2011   $   28,794
                         296,632           3.18%         29.685     5/23/2011    2,535,990
                         112,500           1.21%         31.815     1/24/2011      576,249

William H. Swanson...      3,368           0.04%         29.685     5/22/2011       28,794
                          96,632           1.04%         29.685     5/23/2011      826,134
                          43,000           0.46%         31.815     1/24/2011      220,255

Franklyn A. Caine....      3,368           0.04%         29.685     5/22/2011       28,794
                          66,632           0.71%         29.685     5/23/2011      569,656
                          36,500           0.39%         31.815     1/24/2011      186,961

Francis S. Marchilena      3,368           0.04%         29.685     5/22/2011       28,794
                          66,632           0.71%         29.685     5/23/2011      569,656
                          29,000           0.31%         31.815     1/24/2011      148,544

James E. Schuster....      3,368           0.04%         29.685     5/22/2011       28,794
                          46,632           0.50%         29.685     5/23/2011      398,670
                          23,500           0.25%         31.815     1/24/2011      120,372

--------
(1) The table contains three separate lines for each individual. The first line represents the grant of incentive stock options. The second line represents the grant of nonqualified stock options. The third line represents Long-Term Achievement Plan (LTAP) nonqualified options.
(2) One third of the total incentive and nonqualified stock options becomes exercisable on each of the first, second, and third anniversaries of the grant date.
    The LTAP options are performance-based options, with exercisability tied to stock price appreciation. Specifically, the LTAP options become exercisable in three equal installments based on appreciation in the price of the company's common stock over the $31.815 price on the date of grant. The first installment will vest after the common stock achieves a price of $36.59, or a 15% appreciation in value over the grant date price, and sustains that level for a period of 20 consecutive trading days. The second installment will vest after the common stock achieves a price of $42.08, or a further 15% appreciation in value, and sustains that level for a period of 20 consecutive trading days. The final installment will vest on the date the common stock achieves a price of $48.39, or a further 15% appreciation in value, and sustains that level for a period of 20 consecutive trading days. All LTAP options, if unvested, vest on the sixth anniversary of the grant date.
(3) Fair market value of underlying shares on the date of grant.
(4) The ultimate values of the options will depend on the future market price of the common stock which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised. The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the table (other than LTAP options) include the following: an exercise price equal to the fair market value of the underlying stock on the date of grant ($29.685) for all grants shown; an option term of 10 years; an interest rate of 5.39% that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term; volatility of 30%; an assumed dividend yield of 2.70%; and reductions of approximately 16.5% to reflect the probability of forfeiture due to termination prior to vesting and to the shortened exercise period on the vested options due to termination. For LTAP options the factors are $31.815, 10 years, 5.16%, 30%, 2.51%, and 54% respectively.

                Aggregated Option Exercises In Last Fiscal Year
                       And Fiscal Year End Option Values

                                                          Securities
                                                          Underlying
                                                          Unexercised              Value of In-the-
                          Shares                       Options at Fiscal             Money Options
                        Acquired on       Value           Year End(#)            at Fiscal Year End($)
Name                  Exercise(#)/(1)/ Realized($) Exercisable/Unexercisable Exercisable/Unexercisable/(1)/
----                  ---------------  ----------- ------------------------- -----------------------------
Daniel P. Burnham....       None        $      0        819,333/772,167          $3,411,102/5,286,995
William H. Swanson...      4,980         168,075        535,053/296,767           1,922,983/2,192,634
Franklyn A. Caine....       None               0        515,000/176,500           3,331,225/1,059,613
Francis S. Marchilena       None               0        115,366/143,334               566,517/732,865
James E. Schuster....       None               0         48,666/112,834               489,705/621,203

--------
(1) Based on $32.04, the fair market value per share on December 31, 2001.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

   The Management Development and Compensation Committee of the Board of Directors consists of Barbara M. Barrett, Ferdinand Colloredo-Mansfeld, John R. Galvin, Warren B. Rudman, Michael C. Ruettgers and Alfred M. Zeien. During 2001, the company retained the law firm of Paul, Weiss, Rifkind, Wharton & Garrison for various legal services. Warren B. Rudman is a member of this firm.

   The following report of the Management Development and Compensation Committee and the performance graphs shall not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement except to the extent the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         BOARD COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

   The Management Development and Compensation Committee oversees the company's executive compensation programs. We then review those programs with the full Board of Directors. We believe that these programs align executive compensation with the company's business strategy and management initiatives and are intended to attract, retain, motivate and reward executive leadership of a caliber and level of experience necessary to achieve the overall business objectives of the company. We support an integrated, performance-oriented compensation program that balances short- and long-term objectives to enhance shareholder value and that places company executives in a responsible competitive range of total compensation considering the magnitude of business operations, strategic accomplishments, and company performance.

   We make recommendations to the Board of Directors with respect to base salary and annual incentive awards, and our Options Subcommittee grants stock options and restricted stock/unit awards. We work closely with an independent compensation consultant, which provides information regarding current industry and marketplace compensation practices and provides analysis of individual compensation compared to the external market. Raytheon's executive compensation program is designed to increase the total portion of risk-based cash and stock incentives at progressively higher levels of leadership.

   Individual compensation awards are established based upon the contribution the executive has made to attain the company's short-term and strategic performance objectives, as well as the executive's anticipated future contribution. We review performance in four areas specifically, financial, operational, Six Sigma and people. Further, we take into consideration the attainment of both operational short-term and enterprise wide long-term objectives of the company that may not be reflected in the current period's earnings and stock performance.

   The company's executive compensation programs consist primarily of the following integrated components:

   Base Salary--which is designed to compensate executives competitively within the industry and competitive marketplace. When establishing base rates of pay for executives, we consider marketplace data for comparable positions and the relative performance and contribution of each executive to the business.

   Annual Incentive Awards--which provide a direct link between executive compensation and the total company's performance. Annual awards take into account the financial and operational performance of each business. Consideration is given to strategic acquisitions, which complement and add value to the company's core businesses and to the successful divestiture of non-core businesses. Executive performance is also assessed against standards of ethical business conduct, leadership competencies, Six Sigma and people-related initiatives.

   Long-Term Incentives--which consist of stock options and restricted stock and restricted unit awards that link management decision-making with the company's strategic business plan and long-term company performance. These awards align the executive's interest with those of the stockholders. During 2001 18.5% of eligible exempt employees received stock option grants. This represents a broader level of participation than among the company's compensation peer groups.

Executive Compensation

   Base Salary. Base salary levels for the Chief Executive Officer and other executive officers of the company are reviewed by us and approved annually to ensure competitiveness. Our policy has been and continues to be to maintain base salaries at competitive levels with a peer group established for compensation comparisons. The compensation peer group includes industry competitors as well as other large corporations.

   Each year we review a competitive analysis prepared by our independent compensation consultant. Based on this review and the individual performance of each executive, we recommend base salary increases, if appropriate.

   Annual Incentives. All executive officers, including the CEO, participate in a Results Based Incentive Plan, which is designed to focus management attention and effort on the attainment of pre-established performance metrics. Specific performance metrics and weightings were established at the corporate, business, and business unit levels early in 2001 encompassing operating cash flow, operating profit, net revenue, bookings, Six Sigma, and people initiatives.

   Individual awards under the company's Results Based Incentive Plan reflect an executive's contribution to the company's achievement of established performance goals, plus the successful management of human resources and the furtherance of ethical business behavior and leadership competencies. In the case of operating executives, the primary performance criteria are the financial performance of the executive's business and the performance against stated operational objectives in each unit's business plan. In the case of senior staff executives, the primary criterion is the effective performance of the staff function in support of strategic operating objectives as well as corporate wide financial metrics. In every case, consideration is given to the executive's contribution to the overall leadership of the company and specific people-based initiatives.

   Officers listed in the Summary Compensation Table received incentive awards based on our review of their competitive marketplace position and their accomplishment of individual performance objectives. Based upon the analysis of our independent compensation consultant, individual incentive target awards were established for the CEO and each executive leader. These targets were based on a competitive level of annual incentive compensation received by executives holding comparable positions in the company's compensation peer group. In years where we deem that exceptional performance has been rendered by the executive, incentive awards above the median of the peer group may be awarded.

   Long-Term Incentives. Stock option grants are the company's principal vehicle for long-term compensation. The company issues options at fair market value at the date of grant, and the executive only receives compensation from the grant if the stock appreciates in value. Similar to the process used in making annual base salary recommendations and results based incentive awards, option awards are based upon current industry and marketplace compensation data as presented by our independent compensation consultant. Award recommendations are made on the basis of an executive's level of responsibility, value to the organization, contribution to the overall management of the company and, as appropriate, the organization's performance or effective performance of the staff function. The size of each executive's award is determined by considering norms for comparable positions in the industry and marketplace. Equitable distribution within the company is also considered. The awards granted to the executives listed in the Summary Compensation Table are consistent with awards granted for comparable positions in the company's compensation peer group.

   We believe that granting stock options encourages executive officers to manage the company from the perspective of a stockholder with an equity stake in the business. As the value of the company increases over time, the value of the shares of stock underlying the options granted to each of the executive officers increases, providing a strong incentive for executive officers to enhance stockholder value over time. Participation in the option program is not limited to executive officers, but extends to a broad range of key employees of the company.

   Restricted stock awards are made for the purpose of attracting outstanding candidates in the marketplace and for the long-term retention of key executives. Awards are subject to restrictions for a stated period of time after the award is made, and the executive cannot sell the stock until the restriction expires. We believe that the award of restricted stock further encourages executive officers to manage the company from the perspective of an owner with an equity stake in the business. In addition, restricted stock awards serve as a strong device for retaining leaders, since a leader who leaves the company forfeits the restricted portion of the award.

   The Long-Term Achievement Plan was established in 1999 to focus senior leadership on the attainment of growth in the appreciation of the value of Raytheon stock. The 2001 plan awards performance in this area through the use of performance-based options. Specifically, when the price of Raytheon's common stock reaches the predefined growth level (15% compounded) and is sustained for a period of 20 trading days, one third of the options vest. The second third would become exercisable upon attaining an additional fifteen percent growth with the final third becoming exercisable after the attainment of an additional fifteen percent growth in the price of Raytheon's common stock. All options automatically vest at the end of six years and option awards terminate after ten years, if not exercised.

CEO Compensation

   The compensation of Raytheon's CEO and other senior executives has historically been based on two factors--performance and comparability.

   Base Salary. The current base salary of Daniel P. Burnham was established after reviewing his performance and a competitive analysis provided by our independent compensation consultant. The salary Mr. Burnham receives is at the 50th percentile of the compensation peer group.

   Annual Incentive Award. In reviewing the CEO's total compensation package, we gave consideration to a number of key factors, including the company's financial and operational performance, Raytheon Six Sigma initiatives and people metrics for the year as well as competitive marketplace data.

   We noted that operating cash flow targets were exceeded and that significant progress had been made in the areas of working capital reduction and debt reduction. Specifically, net debt was reduced by $2.0 billion. Additionally, targets involving people and Six Sigma initiatives were met. Further, focus has been paid to our core businesses while the company continues to divest itself of non-core operations. We took these factors into account when awarding Mr. Burnham an incentive award for 2001.

   Mr. Burnham's annual results based incentive compensation, when combined with his base salary, provides for total cash compensation slightly above the average of the compensation peer group.

Long-Term Incentives

   Stock Options. We reviewed industry and marketplace analyses, developed and presented by our independent consultant, of stock option awards for comparable positions. Based on those comparisons, we chose to award the CEO an annual option grant. In addition, as described above, we awarded the CEO performance based stock options under the Long-Term Achievement Plan.

   Other Compensation. The company's compensation programs also include certain other items, which may include (i) life insurance coverage, (ii) an allocation of company stock under the Raytheon Stock Ownership Plan, (iii) matching contributions in company stock under the Raytheon Savings and Investment Plan and Excess Savings Plan, and (iv) other miscellaneous compensation.

   Raytheon's executive compensation plans have been designed to attract and retain outstanding management talent by providing a broad program of competitive, equitable, and performance-based compensation, and to align executive rewards with the long-term interest of shareholders. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. We review the potential effects of
Section 162(m) periodically and generally seek to structure long-term incentive compensation granted to Raytheon's executives in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, we reserve the right to use our judgment to authorize compensation payments that may be subject to the limit when we believe that such payments are appropriate and in the best interests of Raytheon and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

       Members of the Management Development and Compensation Committee

  Barbara M. Barrett, Ferdinand Colloredo-Mansfeld, John R. Galvin, Warren B.
            Rudman, Chairman, Michael C. Ruettgers, Alfred M. Zeien

                               PERFORMANCE GRAPH

   The following graphs provide an indicator of total stockholder returns for Raytheon as compared with the S&P 500 Stock Index and the S&P Aerospace/Defense Index, weighted by market value at each measurement point.

   The first graph covers the period from December 18, 1997, the date that Raytheon's Class A and Class B shares first began trading on the New York Stock Exchange following the merger of Raytheon Company and the defense electronics business of Hughes Electronics Corporation, through May 14, 2001, the last date on which Raytheon's Class A and Class B shares traded on the New York Stock Exchange prior to reclassification into a single new class of shares of common stock. The second graph covers the period from May 15, 2001 through December 31, 2001 and shows the performance of Raytheon's single class of common stock.

                     COMPARISON OF TOTAL STOCKHOLDER RETURN

                                    [CHART]

                RAYTHEON    RAYTHEON                     S&P
                CO- CL A     CO CL B     S&P 500   AEROSPACE/DEFENSE
12/18/1997      100.00       100.00       100.00        100.00
12/31/1997       90.55        90.54       101.58        100.02
12/31/1998       96.19        96.84       130.61         95.73
12/31/1999       47.05        49.19       158.10         97.36
12/31/2000       56.93        59.5        143.70        122.07
05/14/2001       58.55        56.77       136.68        125.63



Company/Index         12/18/1997 12/31/1997 12/31/1998 12/31/1999 12/31/2000 5/14/2001
-------------         ---------- ---------- ---------- ---------- ---------- ---------
Class A Shares.......    100        90.55      96.19      47.05      56.93     58.55
Class B Shares.......    100        90.54      96.84      49.19      59.50     56.77
S&P 500..............    100       101.58     130.61     158.10     143.70    136.68
S&P Aerospace/Defense    100       100.02      95.73      97.36     122.07    125.63

   Assumes $100 invested on December 18, 1997 in Raytheon Class A and Class B shares, the S&P 500 Index and the S&P Aerospace/Defense Index and the reinvestment of dividends.

                     COMPARISON OF TOTAL STOCKHOLDER RETURN
                                    [CHART]

                   RAYTHEON                         S&P
                 COMMON STOCK    S&P 500     AEROSPACE/DEFENSE
05/15/2001         100.00         100.00          100.00
12/31/2001         112.98          92.62           79.72



                 Company/Index             5/15/2001 12/31/2001
                 -------------             --------- ----------
                 Raytheon Common Stock....    100      112.98
                 S&P 500..................    100       92.62
                 S&P 500 Aerospace/Defense    100       79.72

   Assumes $100 invested on May 15, 2001 in Raytheon common stock, the S&P 500 and the S&P Aerospace/Defense Index and the reinvestment of dividends.

                                 PENSION PLANS

   The company has a non-contributory pension plan which covers all of its executive officers and many of its salaried employees; employees at certain subsidiaries and former Texas Instruments, E-Systems and Hughes Aircraft employees are covered by separate plans. Pension benefits under the plan are based on final average compensation. The plan is company-funded and since 1981 does not require or permit employee contributions. Benefits are a percentage of final average compensation, based on the following formula and reduced by the same percentage of the employee's estimated primary social security benefit:

    1.8% for each of the first 20 years of benefit service; and

    1.2% for each year of benefit service thereafter.

   Final average compensation is based on the 60 highest consecutive months of compensation in the final 120 months of employment and includes base salary and annual bonus awards. Federal laws place limitations on compensation amounts that may be included under the plan. In 2001, up to $170,000 in eligible base salary and annual bonus could be included in the calculation of pensions under the plan. The Economic Growth and Tax Relief Reconciliation Act (EGTRRA) of 2001 increased that limit to $200,000 for all years. The normal retirement age under the plan is 65; however, employees who are at least 55 with at least 10 years of service can retire with reduced benefits. There is no reduction for employees who retire at age 60 or older with at least 10 years of service.

   The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other optional forms of payment, including a 10-year certain and continuous benefit and joint and survivor annuities of 50%, 66 2/3%, 75% and 100%.

   The following table shows the estimated annual retirement benefits in straight life annuity amounts payable to salaried employees on normal retirement at age 65 under the plan and the company's excess benefit plan, a separate, unfunded plan. The excess benefit plan provides benefits that would have to be provided under the qualified plan but for certain Internal Revenue Code limitations on qualified benefit plans.

               Annual Estimated Benefits Under The Pension Plan
                            And Excess Benefit Plan

                             Years of Credited Service at Age 65
            Final Average -----------------------------------------
            Compensation  15 Years  20 Years   30 Years   40 Years
            ------------  -------- ---------- ---------- ----------
            $  200,000    $ 54,000 $   72,000 $   96,000 $  120,000
               400,000     108,000    144,000    192,000    240,000
               600,000     162,000    216,000    288,000    360,000
               800,000     216,000    288,000    384,000    480,000
             1,000,000     270,000    360,000    480,000    600,000
             1,200,000     324,000    432,000    576,000    720,000
             1,400,000     378,000    504,000    672,000    840,000
             1,600,000     432,000    576,000    768,000    960,000
             1,800,000     486,000    648,000    864,000  1,080,000
             2,000,000     540,000    720,000    960,000  1,200,000
             2,200,000     594,000    792,000  1,056,000  1,320,000
             2,400,000     648,000    864,000  1,152,000  1,440,000
             2,600,000     702,000    936,000  1,248,000  1,560,000
             2,800,000     756,000  1,008,000  1,344,000  1,680,000
             3,000,000     810,000  1,080,000  1,440,000  1,800,000

   These estimates will be reduced by a percentage of the employee's primary social security benefit that is equal to the percentage of final average salary used to determine the amounts listed in the table.

   During 2001, the company adopted a supplemental executive pension plan that covers each of the named executive officers as well as certain other senior company executives. This plan provides a pension of 35% of final average compensation after 10 years of service and age 55, increasing by 3% of final average compensation for every additional year of service up to a maximum of 50% of final average compensation after 15 years of service and age 60. Amounts payable under this plan will be offset by amounts payable under any other pension plan of the company or any prior employer and by social security.

   The years of credited service as of December 31, 2001 for each of the named executive officers were as follows: Daniel P. Burnham--2.5 years; Franklyn A. Caine--27.8 years; Francis S. Marchilena--33.5 years; James E. Schuster--1.3 years; and William H. Swanson--28.3 years. Final average compensation for the named executive officers is the same as their salary and bonus shown in the Summary Compensation Table on page 18.

   The years of credited service shown above for Mr. Caine include an additional 26 years of service with prior employers provided to him as an inducement to join the company. Upon retirement, the total pension for Mr. Caine will be calculated based on his combined service with the company and with his previous employers, offset by any retirement benefits he may receive from his previous employer and from Social Security.

   Mr. Burnham's total pension is fixed at 50% of his final average compensation for the five consecutive years of employment with the company yielding the highest average, subject to offsets for his estimated primary social security benefit as well as pension benefits received from any previous employer. If Mr. Burnham continues in his current position at his current compensation level, and he retires at the normal retirement age of 65, the estimated annual pension benefits payable to him under the plan and the excess benefit plan would be $1,372,900. This amount does not reflect the offset for pension benefits payable by social security and by prior employers.

                        EXECUTIVE EMPLOYMENT AGREEMENTS

   Mr. Burnham. The company hired Daniel P. Burnham in July 1998 as President and Chief Operating Officer. In order to encourage Mr. Burnham to leave his position as Vice Chairman of AlliedSignal, Inc., the company entered into an employment agreement with Mr. Burnham. The agreement provides that the company will pay Mr. Burnham a base salary of at least $850,000 per year and an annual incentive bonus, based on performance, targeted at 200% of his base salary. In order to replicate the value and vesting schedule of the compensation that Mr. Burnham would forego by joining Raytheon, the company awarded Mr. Burnham 374,713 restricted stock units that settle on a one-for-one basis in shares of common stock on specified vesting dates. To date, 146,609 shares have vested. Mr. Burnham elected to convert his restricted stock awards to deferred compensation arrangements, and shares of Raytheon common stock in an amount equivalent to those awards were transferred to an irrevocable trust administered by an independent trustee. The company also granted Mr. Burnham an option to purchase 250,000 shares of common stock. The option is fully vested.

   The company also entered into a severance agreement with Mr. Burnham. If the company terminates Mr. Burnham's employment or demotes him for any reason other than ''cause'' or ''disability'' (as those terms are defined in the agreement) or his death, the company is obligated to pay Mr. Burnham the sum of three times his base salary for the preceding calendar year plus three times his annual incentive bonus for the preceding calendar year.

   Mr. Swanson. In 1995, the company entered into a change in control severance agreement with Mr. Swanson. The agreement provides severance pay and continuation of certain benefits upon the occurrence of a change in control of the company. Generally, a ''change in control'' means the acquisition by a third party of twenty five percent or more of the company's common stock, the replacement of the majority of the incumbent directors by individuals not approved by a majority of the incumbent Board, certain mergers, and the sale of substantially all the assets or a liquidation of the company.

   In order to receive benefits under the agreement, Mr. Swanson must be terminated from his current position within three years following a change in control of the company. Benefits under the agreement include (i) a cash payment of three times Mr. Swanson's current compensation (including base salary plus targeted bonus); (ii) special supplemental retirement benefits determined as if Mr. Swanson had three years additional credited service under the company's pension plans as of the date of termination; and (iii) continuation of fringe benefits pursuant to all welfare, benefit and retirement plans under which Mr. Swanson and his family are eligible to receive benefits for a period of up to three years. In addition, the agreement provides for a gross-up payment if Mr. Swanson is subject to excise taxes on payments made under his agreement.

   Mr. Caine. The company hired Franklyn A. Caine in April 1999 as Senior Vice President and Chief Financial Officer. In order to encourage Mr. Caine to leave his previous employer, the company entered into a change in control severance agreement with Mr. Caine. The terms of that agreement are substantially similar to the change in control severance agreement with Mr. Swanson described above, except that Mr. Caine will be entitled to benefits under his agreement if he is terminated from his position within two years, rather than three years, following a change in control of the company. On joining the company, Mr. Caine was also granted an option to purchase 200,000 shares of common stock. One half of the option vested in 2000 and the remainder vested in 2001. The company and Mr. Caine entered into a separate agreement which obligates the company to pay Mr. Caine two times his base salary plus two times his annual incentive bonus if the company terminates Mr. Caine's employment without cause. Mr. Caine is entitled to a gross-up payment if he is subject to excise taxes on payments made under this agreement.

   Mr. Marchilena. The company has entered into a change in control severance agreement with Mr. Marchilena. The terms of that agreement are substantially similar to the change in control severance agreement with Mr. Swanson described above, except that Mr. Marchilena will be entitled to receive benefits under his agreement if he is terminated from his position within two years, rather than three years, following a change in control of the company.

   Mr. Schuster. The company has entered into a change in control severance agreement with Mr. Schuster. The terms of that agreement are substantially similar to the change in control severance agreement with Mr. Marchilena described above.

                             STOCKHOLDER PROPOSALS

   The company has been notified that a number of stockholders intend to present proposals for consideration at the 2002 annual meeting. The name, address and stock ownership of each of the proponents will be furnished by the Corporate Secretary of the company to any person, orally or in writing, promptly upon receipt of any oral or written request therefor.

   Any stockholder who intends to present a proposal at the 2003 annual meeting must deliver the proposal to the Corporate Secretary at Raytheon Company, Executive Offices, 141 Spring Street, Lexington, MA 02421, not later than:

   . November 24, 2002, if the proposal is submitted for inclusion in our proxy materials for the 2003 meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

   . After the close of business on December 25, 2002 and before the close of business on January 24, 2003, if the proposal is submitted in accordance with Raytheon's by-laws, in which case we are not required to include the proposal in our proxy materials.

                             STOCKHOLDER PROPOSAL
                        (Item No. 2 on the proxy card)

   A number of stockholders jointly have proposed the adoption of the following resolution and have furnished the following statement in support of the proposal.

   OFFSETS

   RESOLVED: Shareholders request the Company to disclose all significant promises (including technology transfers), made to foreign governments or foreign firms in connection with foreign military sales, intended to offset their U.S. dollar cost of weapons purchased by foreign nations.

What Are Offsets?

   Offsets are agreements by U.S. weapons manufacturers and the U.S. government to direct some benefits--usually jobs or technology--back to the purchasing country as a condition of sale. The value of offsets sometimes exceeds the weapons' cost.

   Direct offsets transfer purchasing dollar and/or military technology (often through licensing or joint production) to the recipient country to produce a U.S. weapon system, its components, or sub-components.

   Indirect offsets may involve investments in the purchasing country, counter-trade agreements to market foreign goods, or transfers of commercial technology.

Raytheon

   In Fiscal Year 2000, Raytheon was ranked as the 3rd largest Department of Defense contractor with more than $5.92 billion in contracts, and 2nd largest U.S. foreign military sales contractor with more than $916.5 million in contracts (Government Executive, Aug. 2001).

   U.S. taxpayers finance offsets by (1) paying for the research and development of weapons and (2) providing grants, loans and loan guarantees for the sale. Offsets also lead to the loss of U.S. jobs.

Are Offset Agreements Proprietary?

   The U.S. arms industry guards information on offsets closely, claiming "proprietary privilege." However, purchasing countries often disclose such information for their own political purposes, e.g., to convince their citizens that they are gaining some tangible benefits from the millions or billions of dollars spent on arms.

   The proponents believe that insofar as U.S. arms manufacturers (1) engage in foreign policy by negotiating private offset agreements with foreign governments, and (2) export domestic jobs while claiming that foreign military sales create jobs, they forfeit their proprietary claims to this information. Sound public policy demands transparency and public debate on these matters.

Offset Examples

   In 1999, two U.S. companies offered lucrative production-sharing contracts with Israeli military manufacturers, in connection with the company's bidding on a contract with Israel.

   Between 1993 and 1998 U.S. defense companies entered into new offset agreements valued at $21 billion in support of $38.5 billion worth of defense export sales. For every dollar a U.S. company received from an arms sale associated with offsets, it returned, on average 54.5 cents worth of offset obligations to the purchasing country ("Offsets in Defense Trade, May 2001," Commerce Department).

   1998 data shows that U.S. prime defense contractors reported 44 new offset agreements valued at $1.8 billion in support of $3.1 billion in export contracts.

   The 1999 Commerce Department Report had concluded: "offsets provide substantial benefits to foreign firms, and in the process deny business to otherwise competitive U.S. firms."

Arms Exports Don't Create Jobs

   The faith-based proponents submit this resolution for Board consideration because arms exports do not create jobs. Current weapons proliferation and the export of jobs and technology through offsets raise profound moral and ethical as well as fiscal, questions that shareholders should address.

Your Directors recommend a vote AGAINST this proposal.

   Raytheon is a global company conducting business in the international marketplace. A portion of the company's international business consists of the sale of military equipment. International sales of military equipment and services are made only in strict compliance with U.S. government regulations that control where products may be sold overseas and what products may be exported. The Department of Defense and the Department of State identify countries whose policies are determined to be hostile to American values and prohibits military sales in those countries. Government regulations also impose strict licensing controls on the export of equipment and technology to protect the long-term economic and national security interests of the United States. Raytheon complies with all these U.S. government restrictions and regulations.

   Contractual agreements for offset transactions, such as technology licensing, production sharing or co-marketing, are commonplace in international sales for both commercial and military products. To the extent the company engages in such transactions, it does so only in compliance with U.S. government regulations and as negotiated with the customer. Failure to enter into such arrangements could result in the loss of customers, and could translate into lost jobs and diminished shareholder value. The company believes that robust and bilateral trading leads to job creation at both ends of international transactions and is beneficial to international economic stability and growth. Raytheon's offset arrangements provide the company with a competitive advantage in the international defense market. Competition for defense contracts with foreign governments has grown in recent years due to decreased defense spending and increased reliance on local and regional contractors to fulfill military needs. These factors confirm the company's belief that offset arrangements influence a foreign government's decision to select a defense contractor.

   Under U.S. government regulations, the company is required to report extensive information regarding the export of military products to the Department of State, including specific information with respect to offset transactions. This government regulation is evidenced by the Defense Offsets Disclosure Act of 1999, which requires a description of any offset agreements with respect to foreign military sales or direct commercial sales and establishes a National Commission of government and private sector individuals to review the use of offsets in the defense trade. Information regarding the company's military exports is already adequately disclosed in various reports from the company, the U.S. Defense Department, and the U.S. State Department. In addition, in order to ensure that they are in accordance with, and in furtherance of, our government's foreign policy and our national security, the company's military exports are typically negotiated with extensive participation of the U.S. Defense Department and are reviewed and approved by the U.S. State Department.

   The company understands that some shareholders may wish to know details of the company's military sales contracts with respect to offset transactions. However, much of the information requested is competitively sensitive. In addition, many offset arrangements are subject to confidentiality agreements with the customer. United States law recognizes this fact and affords confidential treatment to information that is reported to the government regarding offset transactions. Publication of such information would put Raytheon at a competitive disadvantage in its business, may breach contractual arrangements and would not be in the best interest of the company or the majority of its shareholders.

   The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

                             STOCKHOLDER PROPOSAL
                        (Item No. 3 on the proxy card)

   A stockholder has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

                        3-Elect Each Director Annually

                 This topic won 56% and 66% of the yes-no vote
              at the Raytheon 2000 and 2001 shareholder meetings

William Steiner, 4 Radcliff Drive, Great Neck, NY 11024 submits this proposal.

   Raytheon shareholders recommend that our board implement the necessary rules to Elect Each Director Annually as an established policy. (Unexpired terms of directors not affected.)

   Level of director responsibility is closely related to financial performance

   We believe the level of responsibility that company governance procedures encourage is closely related to financial performance.

   Three-years without an election insulates directors from immediate challenge

   We believe that requiring all directors to stand for election each year is one of the best ways to hold the board and individual directors responsible and motivated.

   The need for greater accountability is highlighted in reports which show a pattern of poor performance and high executive pay:

1) Raytheon is trying to turn its business around after years of financial and management setbacks--the commercial-aircraft unit is still a problem.

                        Wall Street Journal Nov. 9, 2001

2) Our management presented a 2001 stock option plan for shareholder approval that results in a total potential stock dilution of 22% vs. 13% for S&P 500 companies.

3) Raytheon ranks dead last in asset utilization.

                           Aviation Week May 21, 2001

4) Raytheon has the dubious distinction of posting some of the lowest key scores in Aviation Week's Competitive Index

                           Aviation Week May 31, 1999

   Keep open the opportunity for profitable offers for our stock

   Three-years between election for each director, added to Raytheon's poison pill, combine to create an oversight void that can allow management resistance to profitable offers for our stock.

   Unfounded objection by our management

   I believe our management is unfounded in claiming that annual election of each director could leave us without experienced directors. In the unlikely event that all directors are replaced, this would express dissatisfaction with the incumbents and reflect the need for change.

   Our management claimed that it reviewed this proposal topic in 2000 and 2001. However there was no evidence that our management conducted new research or consulted independent experts who support this topic.

                In the interest of shareholder value vote yes:

                         Elect Each Director Annually
                                   YES ON 3

Your Directors recommend a vote AGAINST this proposal.

   The company's current system of electing directors by classes was originally approved by Raytheon shareholders in 1985 and approved again in connection with the acquisition of the defense business of Hughes Electronics Corporation. Under this method, as provided in the company's Restated Certificate of Incorporation and By-laws, approximately one-third of the directors are elected annually by the shareholders.

   The same proponent, on his own behalf or as representative of another shareholder, has presented a proposal to eliminate the classified Board in each of the last four years. Each year, the Board of Directors has evaluated the changes requested by this proposal. The Board has recently reviewed the issues raised in the proposal again and, for the reasons indicated below, continues to believe that the classified Board best serves the company and its shareholders.

   With the classified Board, the likelihood of continuity and stability in the Board's business strategies and policies is enhanced since generally two-thirds of the directors at all times will have had prior experience and familiarity with the business and affairs of the company. This enables the directors to build on past experience and plan for a reasonable period into the future. Directors who have experience with the company and knowledge about its business are a valuable resource and are better positioned to make the fundamental decisions that are best for the company and its shareholders.

   The Board believes that electing directors to staggered terms enhances long-term strategic planning. We believe that the Board continuity made possible by the classified structure is essential to the proper oversight of the company due to its high-technology products and programs that require major investments to be made over the long term. The classified board structure helps to ensure responsible, knowledgeable representation of the long-term interests of the company and its shareholders. The annual election of one-third of the Board also helps to prevent abrupt changes in corporate policies, based on misplaced short-term objectives that might result if the entire Board were elected each year. We also believe that a staggered board enhances the independence of non-management directors by providing them with a longer assured term of office. The existence of three-year terms for directors also assists the company in attracting director candidates who are willing to make a longer-term commitment to the company.

   The Board believes that directors elected to a classified Board are no less accountable to shareholders than they would be if all directors were elected annually. Since one-third of the directors must stand for election each year, the shareholders have the opportunity annually to vote against management. Further, the Board is held to a certain standard of accountability by performance of its fiduciary duties and legal obligations under Delaware law. The Board addresses many important issues during the year and it disagrees with any suggestion that its attention to these issues is in any way affected by the timing of elections.

   In addition, our classified Board structure provides the additional benefit of reducing the likelihood of a sudden, unsolicited and possibly disadvantageous takeover of the company without prior discussions with the Board. If a hostile acquirer cannot circumvent negotiations with the Board, the Board has the ability to evaluate potential takeover offers, seek alternatives to unacceptable proposals and negotiate to achieve the best possible outcome for shareholders. While the classified Board does not preclude a successful takeover offer, the Board of Directors believes that it enhances the Board's ability to negotiate favorable terms and thereby provide shareholders with the best value in the event the shareholders decide that such a takeover is beneficial.

   Finally, adoption of this proposal would not automatically result in the elimination of the classified Board. Further action by shareholders is required to amend the Certificate of Incorporation and By-laws. In order to amend these documents, a majority vote of the outstanding shares of common stock would be required. Furthermore, under Delaware law, the Certificate of Incorporation can only be amended following a recommendation of the Board of Directors prior to submission to shareholders. While the Board, consistent with its fiduciary duties, would consider such an amendment, for the foregoing reasons the Board does not currently believe that such an amendment would be in the best interest of the company or its shareholders.

   The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

                             STOCKHOLDER PROPOSAL
                        (Item No. 4 on the proxy card)

   A stockholder has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

                      4-SHAREHOLDER VOTE ON POISON PILLS

                  ADOPT TOPIC THAT WON 66% OF THE YES-NO VOTE

   Raytheon shareholders request our company not adopt or maintain any poison pill designed to block the acquisition of stock in excess of a specified amount: Unless such plan or agreement has been previously approved by a majority shareholder vote. This includes, but is not limited to the poison pill that was adopted by the company in 1997.

   The 66% yes-no ratio in 2001 exceeded the 62% yes-no ratio for this topic in 2000. Both votes are particularly significant since there was no vote-yes campaign or vote-yes solicitation of shareholders. The 66% and 62% vote data is available at the Securities and Exchange Commission at EDGAR Archives in Raytheon 10-Q reports following the respective annual meetings.

   Negative Effects of Poison Pills on Shareholder Value

   A study by the Securities and Exchange Commission found evidence that the negative effect of poison pills to deter profitable takeover bids outweigh benefits.

   Additional Support for this Topic

..   "Even though [the pills] are designed as protection and not intended ever to be triggered, the pills are poison, indeed. The basic function of pills is, simply stated, to confront a hostile purchaser with immediate and unacceptable dilution of the value of his investment. The pill is a 'doomsday device,' with such potent wealth destroying characteristics..."

       Power and Accountability
       Nell Minow and Robert Monks
       Chapter 2, page 49, after "1,000 Poison Pills" heading.

..   The Council of Institutional Investor recommends shareholder approval of all poison pills.
       Council of Institutional Investors, Corporate Governance Policies, Approved 3/26/01.

   Institutional Investor Support

   Many institutional investors support this well-established topic. This topic won a 57% average yes-no vote ratio from shareholders at 26 major companies in 2000. A number of these 26 companies have 40% to 60% institutional investor ownership. Institutional investors supporting this topic include:

    1) Teachers Insurance and Annuity Association College Retirement Equities Fund (TIAA-CREF)
       Source: TIAA-CREF Policy Statement on Corporate Governance

    2) California Public Employees Retirement System (CalPERS)
       Source: CalPERS U.S. Corporate Governance Principles

   Institutional lnvestor Support Is High-Caliber Support

   Institutional investors have the advantage of a specialized staff and with specialized resources, long-term focus, fiduciary duty and independent perspective to thoroughly study the issues involved in this topic. Evidence of institutional investor support is the sponsorship of TIAA-CREF, Gamco Investors and the New York State Retirement Fund of their own proposals on this same topic.
Source: IRRC Corporate Governance Bulletin, May - July 2001.

   Incomplete response by our management

   Our management claimed that it reviewed this proposal topic in 2000 and 2001. However there was no evidence that management assigned independent research, consulted an independent proxy analysis firm, or consulted institutional investors who support this proposal topic. In 2001 this topic again succeeded in overcoming the out-of-proportion resistance of our management.

   In reviewing the management response to this proposal please note that shareholders, who submit 2002 proposals, will not have an opportunity to address any deficiencies in management 2002 response until 2003.

   Shareholder Vote Precedent Set by Other Companies

   In recent years, various companies have redeemed poison pills or have given shareholders a meaningful vote on this topic. Our company should do so as well.

                In the interest of shareholder value vote yes:
                       SHAREHOLDER VOTE ON POISON PILLS
                                   YES ON 4

Your Directors recommend a vote AGAINST this proposal.

   The same proponent has presented a proposal to change the company's shareholder rights plan in each of the last three years. In fact, after the prior year's stockholder meeting, the Governance Committee of the Board of Directors had extensive discussions as to this stockholder proposal. Upon deliberation, the Governance Committee recommended and the Board of Directors resolved to implement a Three Year Independent Director Evaluation provision to its rights plan (also known as a TIDE provision). Under the new policy, the Governance Committee of Raytheon's Board will review and evaluate the shareholder rights plan every three years to ensure that the plan continues to serve the best interests of the Company and its shareholders. In addition, the Board of Directors has reviewed the issues raised in the proposal and, for the reasons indicated below, continues to believe that the current shareholder rights plan best serves the company and its shareholders.

   The company's shareholder rights plan is designed to protect shareholders in the event of certain unsolicited attempts to acquire control of the company, including a partial or two-tier tender offer that fails to treat all shareholders equally, a "creeping acquisition" of the company by the purchase of stock on the open market and other acquisition tactics that the Board believes are unfair to the company's shareholders and are not in their best interests. Plans similar to the company's plan have been adopted by a majority of the companies included in the S&P 500 Stock Index.

   A major function of the rights plan is to give the Board a greater period of time within which it can properly evaluate an acquisition offer. A second major function of the plan is to induce a bidder for the company to negotiate with the Board and thus strengthen the Board's bargaining position vis-a-vis the bidder. The plan thus enables the Board, as elected representatives of the shareholders, to better protect and further the interests of shareholders in the event of an acquisition proposal. The Board gains the opportunity and additional time to determine if an offer reflects the full value of the company and is fair to all shareholders, and if not, to reject the offer or to seek an alternative that meets these criteria.

   The Board's fiduciary duty to shareholders dictates that it evaluate the merits of each and every acquisition presented to the Board and seek to insure that any proposed business combination or acquisition delivers full value to the shareholders. Redeeming the rights would remove an important tool that the Board should have for the protection of shareholders. The Board therefore believes that any decision to redeem the rights should be made in the context of a specific acquisition proposal.

   Although some would contend that shareholder rights plans inhibit realization of shareholder value, research indicates that having a rights plan accomplishes the stated goal of maximizing shareholder value, while not having a rights plan may in fact undercut this goal. A 1994 study by two University of Rochester economists concluded that rights plans are reliably associated with higher premiums for selling shareholders and that antitakeover measures increase the bargaining position of target firms.

   A 1997 study published by Georgeson & Company determined that companies with shareholder rights plans received $13 billion dollars in additional takeover premiums during the period from 1992 to 1996. The Georgeson study also concluded that (1) premiums paid to acquire target companies with shareholder rights plans were on average eight percentage points higher than premiums paid for target companies that did not have such plans, (2) the presence of a rights plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid and (3) rights plans did not reduce the likelihood that a company would become a takeover target. Thus, evidence suggests that rights plans serve their principal objectives: protection against inadequate offers and abusive tactics and increased bargaining power resulting in higher value for shareholders.

   The Board believes that the company's rights plan is not intended to, and does not, preclude unsolicited, non-abusive offers to acquire the company at a fair price. Instead, the plan strengthens the Board's ability, in the exercise of its fiduciary duties, to protect and maximize the value of shareholders' investment in the company in the event of an attempt to acquire control of the company. As such, the plan would not affect any takeover proposal the Board believes to be in the best interests of shareholders. The overriding objective of the Board remains the preservation and the maximization of the company's value for all shareholders.

   The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

                             STOCKHOLDER PROPOSAL
                        (Item No. 5 on the proxy card)

   A stockholder has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

   Resolved:

   INDEPENDENT DIRECTORS

      Raytheon shareholders request a sustained policy be implemented that the board (and/or management, if applicable) nominate only independent directors to key board committees to the fullest extent possible.

      An independent director is a director whose only nontrivial professional familial or financial connection to the company, its Chairman, CEO or any other executive officer is his or her directorship. Further information on this definition follows the heading "Independent Director Definition" in the Council of Institutional Investors' Corporate Governance Policies, Approved 3/26/01.

      In addition to the Council of Institutional Investors many equity analysts and portfolio managers support this topic. Influential analysts and portfolio managers supporting this topic include:

    1) Teachers Insurance and Annuity Association College Retirement Equities Fund (TIAA-CREF)
       Source: TIAA-CREF Policy Statement on Corporate Governance
    2) California Public Employees Retirement System (CalPERS)
       Source: CalPERS U.S. Corporate Governance Principles.

   The key board committees are:

   .   Audit

   .   Nominating

   .   Compensation

   This includes the request that any change on this proposal topic be put to shareholder vote--as a separate proposal.

   Supports sustained independent oversight

   This proposal is significant because it is believed that under current rules, non-independent directors as determined by the above definition, could be nominated to key board committees at almost any time in the future. I believe that the long-term independent oversight of our management is key to addressing a sustained Raytheon recovery in each business division.

   I believe that the duty of our senior executives to loyalty and prudence will be safeguarded by improved independent oversight from the 3 key board committees.

   What incentive is there for good corporate governance--highlighted by independent directors on key committees?

   A survey by McKinsey & Co. shows that institutional investors would pay an 18% premium for good corporate governance.

   Source:  Wall Street Journal June 19, 2000

   This proposal is consistent with the growing focus on independent directors formally cited by Bradley Davis at the American Society of Corporate Secretaries Technology Seminar, March 2001:

       Companies, both public and private, are placing increasing value on the expertise and perspective that independent directors can bring to their boards.

   To recover and maintain shareholder value vote yes:

                  FOR INDEPENDENT DIRECTORS on KEY COMMITTEES
                                   YES ON 5

Your directors recommend a vote AGAINST this proposal.

   Raytheon believes that this proposal has been substantially implemented and therefore recommends that you vote against the proposal. The company currently has a Board of Directors committee which recommends candidates to stand for election to the Board and Board committees. This committee is the Nominating Subcommittee of the Governance Committee of the Board of Directors and is described in detail on page 7. The Nominating Subcommittee also makes recommendations to the Board regarding the size and composition of the Board and Board committees and also establishes procedures for the nomination process.

   Raytheon has also adopted a comprehensive set of Corporate Governance Guidelines which are described in detail beginning on page 8. The Corporate Governance Guidelines prescribe that the Audit Committee, the Management Development and Compensation Committee, the Nominating Subcommittee and the Options Subcommittee be composed entirely of independent directors. There is one temporary exception to this policy. Please refer to the discussion on page 6 regarding Senator Rudman. The Corporate Governance Guidelines also state that a substantial majority of the entire board of directors should be independent. The Corporate Governance Guidelines also provide a detailed definition of independence which the Company believes is substantially similar to the definition proposed by the shareholder. Currently, eleven of the thirteen members of the Board of Directors are independent directors.

   Raytheon believes that adoption of the proposal would in the best case be redundant with current practices. In addition, Raytheon believes that the proposal if adopted could create unnecessary confusion through the use of differing definitions of independence for different committees and for the board as a whole. While we are in agreement with the shareholder on the need for independent audit, nominating and compensation committees, given our existing committee and governance practices, we recommend that you vote against the proposal.

   The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

                             STOCKHOLDER PROPOSAL
                        (Item No. 6 on the proxy card)

   A stockholder has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

                 6-LINK SHAREHOLDER VALUE TO GOLDEN PARACHUTES

   This proposal is submitted by Thomas S. Roberts, 11485 Pleasant Shore Dr., Manchester, MI 48158.

   Shareholders request that our Board implement a Golden Parachute Policy which includes a comprehensive shareholder vote policy on golden parachutes.
Objective: Link shareholder value to golden parachutes by maintaining a reasonable limit on golden parachutes. These provisions seek to give our management the flexibility to implement a reasonable and comprehensive policy. These are the requested provisions of this unified policy:

    1) This policy applies to total individual severance amounts that exceed 200% of the senior executive's annual base salary.

    2) This includes that golden parachutes not be given for a merger with less than 50% change in control. Or for a merger approved but not completed. Or for executives who transfer to the successor company.

    3) This applies to Future Severance Agreements which include agreements renewing, modifying or extending existing severance agreements or employment agreements that contain severance provisions.

    4) Our Board is requested to seek the maximum flexibility to adopt the letter and spirit of this proposal.

    5) Implementation is to be in accordance with applicable laws and would be in accordance with existing severance agreements or employment agreements that contain severance provisions.

    6) Because it may not always be practical to obtain prior shareholder approval, our company would have the option under this proposal of seeking approval after the material terms of the agreement were agreed upon.

   In the view of certain institutional investors...

   Golden parachutes have the potential to:

    1) Create the wrong incentives

    2) Reward mis-management

   A change in control can be more likely if our executives do not maximize shareholder value. Golden parachutes can allow our executives to walk away with millions of dollars even if shareholder value has suffered during their tenure.

   The potential magnitude of golden parachutes for executives was highlighted in the failed merger of Sprint (NYSE: FON) with MCI WorldCom. Investor and media attention focused on the estimated $400 payout to Sprint Chairman William Esrey. Almost $400 million would have come from the exercise of stock options that vested when the deal was approved by Sprint's shareholders.

   Another example of questionable golden parachutes is the $150 million parachute payout to Northrop Grumman executives after the merger with Lockheed Martin collapsed.

   Respected Independent Recommendations on Golden Parachutes

   Many institutional investors recommend companies seek shareholder approval of future severance agreements. Institutional investors, such as the California Public Employees Retirement System (CalPERS), have recommended shareholder approval of these types of agreements in their proxy voting guidelines www.calpers-governance.org/principles/domestic/us/page01.asp. Also, the Council of Institutional Investors www.cii.org favors shareholder approval if the amount payable exceeds 200% of a senior executive's annual base salary.

            In the interest of sustained shareholder value vote to:
                  LINK SHAREHOLDER VALUE TO GOLDEN PARACHUTES
                                   YES ON 6

Your directors recommend a vote AGAINST this proposal.

   Under the company's existing practices, all severance agreements with senior executives must be reviewed and approved by the Management Development and Compensation Committee of the Board of Directors prior to implementation. The Committee is charged by the Board of Directors with the task of ensuring that executive compensation decisions, including consideration of such severance agreements, are made in a manner it believes to be in the best interests of the company and its shareholders. The members of the Committee, consistent with the exercise of their fiduciary duties as directors of the company, consider all factors that they deem relevant with respect to executive compensation decisions.

   Existing severance commitments are not designed to replace career earnings or liquidate equity positions. These arrangements, however, are designed to attract and retain highly qualified executives. Often, an executive must relocate and forfeit significant bonus, stock and accumulated pension values with their previous employers in order to join the company. They generally are unwilling to take such risks without some protection in the event that their positions with the company are adversely impacted by an unanticipated change in circumstances. The company believes that these arrangements maximize shareholder value by allowing the executives to focus on the business of the company and not personal financial gain.

   The company believes that its compensation arrangements for senior executives are comparable to plans at similarly situated companies. Placing an arbitrary ceiling on the company's ability to remain competitive in its hiring decisions would limit the company's ability to attract and retain talented executives. Further, the Board believes that obtaining shareholder approval would be impracticable due to the timing of hiring and termination which may not coincide with an annual shareholders meeting. For these reasons, we recommend that you vote against this proposal.

   The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

                             STOCKHOLDER PROPOSAL
                        (Item No. 7 on the proxy card)

   Two stockholders jointly have proposed the adoption of the following resolution and have furnished the following statement in support of their proposal:

   PENSION INCOME AND EXECUTlVE INCENTlVE COMPENSATION

   WHEREAS, the Company is one of the 25 companies whose pretax income was most greatly increased by including pension income. More than 21% of Raytheon's pretax income for FY 2000 was pension fund income. In actual dollars of pension income Raytheon ranked 9th highest among the 25 top companies with a pension income of 186 million.

   WHEREAS, the Company is one of the 25 companies (not the same group as in the paragraph above) which have the most overfunded (more assets than obligations) plans in 1999 and 2000, ranking 20th in 1999, and advancing to 12th in 2000. Raytheon's overfunded amount in 2000 was 3.352 billion.

   WHEREAS, management can greatly affect the pension fund earnings by adjusting the expected rate of return on fund assets; this will have a direct effect on the amount of the Company's pre-tax income. The Company is among the group of companies whose expected rates of return on pension assets increased from 1999 to 2000 but whose actual returns on those assets in 2000 were less than either 2000's expected returns or 1999's actual returns.

   RESOLVED, shareholders urge the Board of Directors to adopt a formal policy that a majority or all future stock option grants to senior executives be performance-based on core business operating results. Consistent with this topic, the amount of company pension income is to be subtracted from the financial results that are used to determine future stock option grants, and pension income is to be reported annually on the primary company web site for verification. Performance-based stock options are defined as:

    1) Indexed options, whose exercise price is linked to the S&P Aerospace Index shown in the graphs on pages 26 and 27 in the 2002 proxy;

    2) Premium-priced stock options, whose exercise price is above the market price of the grant date; or

    3) Performance vesting options, which vest when the market price of the stock exceeds a specific target.

SUPPORTING STATEMENT

   Raytheon management performance should be measured on results under their control and directly related to the operation of the business. Pension plan trusts were established to provide pension benefits for retirees and future pension benefits for current employees. Surpluses should be considered for pension improvements for active employees or to fund a pension inflation adjustment for qualified retirees, as was the practice about every four years from 1970 to 1993. Raytheon shareholders and potential investors should be able to evaluate the operating profits of the Company exclusive of the pension surplus which is income that is restricted in its use and is, to a great extent, the result of changes in actuarial assumptions made by management.

Your Directors recommend a vote AGAINST this proposal.

   Stock options form a long-term variable pay component of Raytheon's total compensation program and are an important retention tool. Exempt employees, who have demonstrated superior performance or greater long-term potential, are eligible to participate in the company's stock option programs.

   Although our stock option programs are not indexed option programs, Raytheon's Long-Term Achievement Plan (LTAP), pursuant to which members of the senior corporate leadership team are awarded grants, is based on stock appreciation. The plan covering fiscal years 2001 through 2003 provides awards of performance-based options that vest upon the attainment by the company of certain predetermined levels of appreciation in the value of Raytheon common stock. Specifically, when the stock price reaches the predefined growth level (15% compounded) for a period of 20 consecutive trading days, one third of the options vest. Similarly, the second third would become exercisable upon attaining an additional 15% growth with the final third becoming exercisable after the attainment of an additional 15% growth in the price of the company's common stock. This program is designed to ensure that executives are not rewarded for stock price increases due solely to a general rise in the stock market, rather that they are rewarded for improved and sustained company operating performance.

   The Management Development and Compensation Committee is delegated the authority by the Board of Directors to review and approve, prior to their implementation, all compensation arrangements with the company's senior executives. The members of the Committee, consistent with the exercise of their fiduciary duties as directors of the company, consider all factors they deem relevant in making determinations regarding executive compensation arrangements, including the award of stock options and other incentive-based compensation. We have recommended that the Board of Directors instruct the Committee to consider in its review and approval process the impact of pension income on the company's results of operations as that relates to the award to senior executives of stock option grants. The Committee performs its duties in a manner it believes to be in the best interests of the company and its shareholders.

   Raytheon complies with Generally Accepted Accounting Practices (GAAP) and appropriately discloses the impact of pension income on operations and financial performance. In addition, our current financial plan is based on actuarial assumptions that were determined prior to the beginning of the year. As a result, the impact of pension income on the financial results of the company in any given year is fixed prior to the beginning of that year. Therefore, pension income does not impact the results that management is measured against nor does it impact executive incentive compensation.

   The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

                             STOCKHOLDER PROPOSAL
                        (Item No. 8 on the proxy card)

   A stockholder has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

      RESOLVED: The shareholders of Raytheon Company ("Raytheon" or the "Company") urge the Board of Directors (the "Board") to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive's base salary plus bonus. "Future severance agreements" include employment agreements containing severance provisions; retirement agreements; change in control agreements; and agreements renewing, modifying or extending existing such agreements. "Benefits" include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive.

                             SUPPORTING STATEMENT

   Raytheon has entered in a series of severance agreements that provide compensation to its most senior executives in certain situations.

   Specifically, Daniel P. Burnham, the Chairman and CEO, is party to a severance agreement that would pay him a figure equal to three times his salary plus annual incentive bonus in the preceding calendar year if he is terminated for "cause" or "disability."

   Four other senior executives are entitled to "golden parachute" severance benefits if they are terminated after a "change in control" situation, which generally means a third party's acquiring 25% or more of Raytheon's common stock; a majority of the incumbent directors being replaced by individuals not approved by a majority of the incumbent board; certain mergers; the sale of substantially all the company's assets, or liquidation. These severance packages consist of three times one's current compensation (including base salary plus targeted bonus) plus additional benefits including welfare, benefit and retirement plans.

   These five severance agreements could cost Raytheon over $20 million if they are ever exercised, assuming compensation at 2000 levels.

   Severance agreements may be appropriate in some circumstances. Nonetheless, we believe that the potential cost of such agreements entitles shareholders to be heard when a company contemplates paying out at least three times the amount of an executive's last salary and bonus.

   The existence of such a shareholder approval requirement may induce restraint when parties negotiate such agreements. In addition, if a change in control situation occurs, the reason may be that executives have not managed the company in ways that maximize shareholder value, a factor that argues against overly generous severance pay--or at least a shareholder say on the matter.

   It may not always be practical to obtain prior shareholder approval, and Raytheon should have the option, in implementing this proposal, of seeking approval after the material terms of the agreement are agreed upon. Institutional investors such as the California Public Employees Retirement System recommend shareholder approval of these types of agreements in its proxy voting guidelines. The Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executive's annual base salary.

       For these reasons we urge shareholders to vote FOR this proposal.

Your Directors recommend a vote AGAINST this proposal.

   Under the company's existing practices, all severance agreements with senior executives must be reviewed and approved by the Management Development and Compensation Committee prior to implementation. The Committee is charged by the Board of Directors with the task of ensuring that executive compensation decisions, including consideration of such severance agreements, are made in a manner it believes to be in the best interests of the company and its shareholders. The members of the committee, consistent with their fiduciary duties as directors of the company, consider all factors that they deem relevant with respect to executive compensation decisions.

   Existing severance commitments are not designed to replace career earnings or liquidate equity positions. These arrangements, however, are designed to attract and retain highly qualified executives. Often, an executive must relocate and forfeit significant bonus, stock and accumulated pension values with their previous employers in order to join the company. They generally are unwilling to take such risks without some protection in the event that their positions with the company are adversely impacted by an unanticipated change in circumstances. The company believes that these arrangements maximize shareholder value by allowing the executives to focus on the business of the company and not personal financial gain.

   The company believes that its compensation arrangements for senior executives are comparable to plans at similarly situated companies. Placing an arbitrary ceiling on the company's ability to remain competitive in its hiring decisions would limit the company's ability to attract and retain talented executives. Further, the Board believes that obtaining shareholder approval would be impracticable due to the timing of hiring and termination which may not coincide with an annual shareholders meeting. For these reasons, we recommend that you vote against this proposal.

   The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

                             STOCKHOLDER PROPOSAL
                        (Item No. 9 on the proxy card)

   Several stockholders jointly proposed the adoption of the following resolution and have furnished the following statement in support of the proposal.

   WHEREAS, Raytheon Company operates a wholly-owned subsidiary in Northern Ireland,

   WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to promote means for establishing justice and equality;

   WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as one of the major causes of sectarian strife in that country;

   WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace Laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

    1. Increasing the representation of individuals from under-represented religious groups in the workforce, including managerial, supervisory, administrative, clerical and technical jobs.

    2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

    3. The banning of provocative religious or political emblems from the workplace.

    4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from under-represented religious groups.

    5. Layoff, recall, and termination procedures should not, in practice favor particular religious groupings.

    6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

    7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

    8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

    9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

   RESOLVED, Shareholders request the Board of Directors to:

    1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

SUPPORTING STATEMENT

   We believe that our company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

   Implementation of the MacBride Principles by Raytheon Company will demonstrate its concern for human rights and equality of opportunity in its international operations.

   Please vote your proxy FOR these concerns.

Your Directors recommend a vote AGAINST this proposal.

   The company supports the efforts to eliminate employment discrimination in Northern Ireland. While we agree that fair employment practices are important to the peace process in Northern Ireland, we believe that adoption of the MacBride Principles is unnecessary and potentially counterproductive for the Company.

   Our practice worldwide is to provide equal opportunity employment in all locations without regard to race, color, religion, sex, national origin, citizenship status, age, disability or marital status. The company has adopted several policies regarding, among other things, equal opportunity employment and the prohibition of discrimination and harassment in the workplace. Our practice in Northern Ireland is no exception. The Company has adopted an Equal Opportunities Policy and a Harassment Policy applicable to its operations in Northern Ireland. In accordance with these employment policies, all decisions regarding hiring, training, transfer, promotion, career development and termination are based solely on experience and qualifications without regard to religious or ethnic background. Similarly, recruiting procedures are carried out to provide equal opportunity. The display of potentially offensive, inflammatory, abusive or intimidating flags, posters, emblems, literature, graffiti or clothing at the company's facilities is not permitted. The company will not tolerate any form of unlawful or unfair discrimination, harassment or victimization. The policy allows for a grievance procedure: employees may make informal or formal complaints of harassment if they feel that they have been treated unfairly. The company provides security for all employees at work.

   We cooperate fully with ongoing legislation efforts to eliminate employment discrimination in Northern Ireland. Our operations in Northern Ireland fully adhere to the standards of the Northern Ireland Fair Employment legislation, as amended and updated by the Fair Employment and Treatment (Northern Ireland) Order of 1998. In addition, the Company is registered with, and cooperates fully with, the Equality Commission for Northern Ireland (formerly the Fair Employment Commission). The company promotes full compliance with this legislation and associated codes of practice relating to equality of opportunity in the workplace. The company periodically reviews its policies and procedures to ensure such compliance and monitors its workforce composition as required under this legislation.

   We are concerned that adopting the MacBride Principles may undermine these ongoing government efforts to eliminate employment discrimination in Northern Ireland and our own policies providing for equal opportunity. We also fear that the implementation of a rigid set of principles could lead to divisiveness and unfairness in the workplace. By adopting the MacBride Principles, we would become unnecessarily accountable to different sets of overlapping fair employment guidelines for Northern Ireland. These guidelines may conflict, making it difficult to determine what standard will best help us run our business in Northern Ireland fairly.

   Your Board of Directors opposes the proposal and believes that implementation of the MacBride Principles is burdensome, unnecessary and counterproductive and, as a result, is not in the best interest of the company, its shareholders or its employees in Northern Ireland.

   The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

                                 OTHER MATTERS

   Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or complete, sign and return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

   The company's 2001 annual report, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

                                          By Order of the Board of Directors,

                                          /s/ John W. Kapples
                                          John W. Kapples
                                          Secretary

Lexington, Massachusetts
March 28, 2002

              Annual Meeting of Stockholders              2002 ANNUAL MEETING
                                                             ADMISSION TICKET
Raytheon      Wednesday, April 24, 2002
              10:00 a.m. Eastern Time
              (Doors open at 9:30 a.m.)
              Raytheon Company
              Executive Offices
              141 Spring Street
              Lexington, MA 02421
              (Directions below)


           Directions to the Raytheon Annual Meeting of Stockholders:

      Raytheon's Annual Meeting of Stockholders will be held on Wednesday, April 24, 2002, at 10:00 a.m. at Raytheon Company, Executive Offices,
                     141 Spring Street, Lexington, MA 02421

For attendees driving to the meeting:
In order to enter the Raytheon facility, you will need to stop at the guardhouse and show your employee badge or admission ticket. Once approved, security guards and signs will be available for parking directions and entrance to the facility.

                         Driving North on Route 95/128:
     In Lexington, take Exit 29A (Route 2 East) toward Arlington/Cambridge. Approximately one-half mile take the first exit, #53, Spring Street, and bear right all the way to the stop sign. Turn right onto Spring Street. Cross over
              Route 2. Raytheon is the first driveway on the left.

                         Driving South on Route 95/128:
        In Lexington, take Exit 29A (Route 2) toward Arlington/Cambridge. Approximately one-half mile take the first exit, #53, Spring Street, and bear right all the way to the stop sign. Turn right onto Spring Street. Cross over
              Route 2. Raytheon is the first driveway on the left.

                            Driving East on Route 2:
 Go past Route 95/128. Take the very next exit, #53, Spring Street. Bear right all the way to the stop sign. Turn right onto Spring Street, and cross over
              Route 2. Raytheon is the first driveway on the left.

                            Driving West on Route 2:
     Go past the Waltham Street/Lexington exit. Take the next exit, Waltham Street/Waltham, #54A. Bear left at the end of the ramp and turn left onto Hayden
  Avenue. Go to the top of the hill (running parallel to Route 2). Cross over Spring Street into the Raytheon Executive Offices driveway.

        Please present this ticket for admittance to the Annual Meeting.


--------------------------------------------------------------------------------

                                RAYTHEON COMPANY
                              LEXINGTON, MA 02421
          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Daniel P. Burnham, Franklyn A. Caine, and Neal
E. Minahan, or any of them, with full power of substitution, as proxies to vote all shares of Raytheon Company common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Raytheon Company to be held at the Company's Executive Offices, 141 Spring Street, Lexington, Massachusetts at 10:00 a.m. Eastern Time, Wednesday, April 24, 2002. This proxy authorizes each of them to vote at his discretion on any other matter that may properly come before the Meeting or any adjournment thereof. This proxy also provides voting instructions for shares held in the dividend reinvestment plan and various employee savings plans described in the Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Item 1 and AGAINST Items 2, 3, 4, 5, 6, 7, 8 and 9.

IF YOU ARE NOT VOTING VIA THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE SIGN THIS PROXY CARD EXACTLY AS YOUR NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH MUST SIGN.

                                SEE REVERSE SIDE

--------------------------------------------------------------------------------

                       ANNUAL MEETING OF STOCKHOLDERS OF

                                RAYTHEON COMPANY

Co.# ______________              April 24, 2002            Acct.# ______________


                           PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
---------------
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call. Shareowners in Canada or outside the U.S. must vote via the Internet or by mail.

TO VOTE BY INTERNET
-------------------
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY
---------------------------------------------
Receiving stockholder material electronically reduces mailing and printing costs and is better for the environment. If you wish to receive future distributions of your company's material via E-MAIL, please go to the website www.Investpower.com to enroll. You will be asked to enter the company and account number shown on this proxy card.

                                   ------------------------
YOUR CONTROL NUMBER IS
                                   ------------------------





                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

A  [X]  Please mark your
        votes as in this
        example.

                FOR all nominees            WITHHOLD              The Board of Directors recommends a vote FOR Item 1.
              listed below (except          AUTHORITY             The Board of Directors recommends a vote AGAINST
                as marked to the     to vote for all nominees      Items 2, 3, 4, 5, 6, 7, 8 and 9
                contrary below)           listed below
                                                                                FOR     AGAINST    ABSTAIN
Item 1 -                                                          Item 2 -      [_]       [_]        [_]
   Election of       [_]                       [_]                   Offsets
   Directors:

Nominees: (01) Daniel P. Burnham, (02) Barbara
M. Barrett, (03) Frederic M. Poses, and (04) John
H. Tilelli, Jr.

For all nominees except as written below.

-----------------------------------------


                                              FOR    AGAINST    ABSTAIN

Item 3 - Annual Election of Directors         [_]      [_]        [_]

Item 4 - Shareholder Rights Plan              [_]      [_]        [_]

Item 5 - Independent Directors                [_]      [_]        [_]

Item 6 - Golden Parachutes                    [_]      [_]        [_]

Item 7 - Performance-based Stock Options      [_]      [_]        [_]

Item 8 - Severance Agreements                 [_]      [_]        [_]

Item 9 - MacBride Principles                  [_]      [_]        [_]

IF YOU VOTE BY TELEPHONE OR INTERNET YOU DO NOT NEED TO RETURN YOUR PROXY CARD.



Signature________________________________ Dated:____________, 2002

Signature________________________________ Dated:____________, 2002
NOTE: Please sign this proxy card exactly as your name appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
--------------------------------------------------------------------------------